                                                              HECO Exhibit 10.10
                                                              ------------------




                       FACILITIES AND OPERATING CONTRACT


                                 by and between


                           CHEVRON PRODUCTS COMPANY,
                        A DIVISION OF CHEVRON U.S.A. INC

                                      and


                        HAWAIIAN ELECTRIC COMPANY, INC.



                             * * * * * * * * * * *

                               TABLE OF CONTENTS

ARTICLE                                                                                 Page

ARTICLE 1:  Definitions..............................................................     1
ARTICLE 2:  Term of Contract.........................................................     5
ARTICLE 3:  Transportation of LSFO to Kahe, Waiau, and Iwilei........................     5
  Section 3.1:    Pipelines..........................................................     5
  Section 3.2A:   Transport of LSFO..................................................     5
  Section 3.2.B:  Operation and Maintenance of Pipelines.............................     5
  Section 3.2.C:  Maximum Viscosity..................................................     6
  Section 3.3:    Compensation.......................................................     6
     Section 3.3.A:  Facility Charge.................................................     6
     Section 3.3.B:  Throughput Charges..............................................     6
     Section 3.3.C:  Maintenance Charge..............................................     7
     Section 3.3.D:  Invoices and Payment............................................     9
     Section 3.3.E:  Pipeline Site Remediation.......................................    10
     Section 3.3.F:  Discontinued Operation of Honolulu Generating Plant.............    10
  Section 3.4:  Modification, Relocation, and Replacement of Facilities..............    11
  Section 3.5:  LSFO Movement Coordination and Reporting.............................    12
     Section 3.5.A:  Coordination....................................................    12
     Section 3.5.B:  Reporting.......................................................    12
  Section 3.6:  Title and Risk of Loss...............................................    13
  Section 3.7:  Chevron's Operating and Maintenance Offset...........................    13
  Section 3.8:  Review of Operating and Maintenance Procedures.......................    14
ARTICLE 3A:     Budgeting............................................................    14
ARTICLE 4:   HECO'S Use of Chevron's Tanker Mooring Facilities
             and Submarine Lines.....................................................    15
  Section 4.1:  Use of Chevron's Facilities..........................................    15
  Section 4.2:  Compensation.........................................................    17
     Section 4.2.A:  Compensation for LSFO Received..................................    17
     Section 4.2.B:  Compensation for Line Displacement Stock........................    17
     Section 4.2.C:  Credit for Cargo Used as Line Displacement Stock................    17
     Section 4.2.D:  Clean Island Council............................................    18
  Section 4.3:  LSFO Movement Coordination and Reporting.............................    18
     Section 4.3.A:  Notification of Estimated Vessel Arrival........................    18
     Section 4.3.B:  Notice of Readiness.............................................    18

     Section 4.3.C:  Berth Time......................................................   19
     Section 4.3.D:  Demurrage.......................................................   19
     Section 4.3.E:  Vessel Berth....................................................   20
     Section 4.3.F:  Other Marine Provisions.........................................   21
     Section 4.3.G:  Reporting.......................................................   21
  Section 4.4:  Title and Risk of Loss...............................................   21
  Section 4.5:  Oil Pollution Insurance..............................................   22
  Section 4.6:  Site Remediation.....................................................   22
ARTICLE 5:  Operation and Maintenance of HECO's BPTF.................................   23
  Section 5.1:  Tank Field Facilities and Service....................................   23
     Section 5.1.A:  Tank Field Facilities...........................................   23
     Section 5.1.B:  Services........................................................   23
     Section 5.1.C:  Tank Field Facility Additions and Modifications.................   24
     Section 5.1.D:  Additional Services.............................................   25
  Section 5.2:  Compensation.........................................................   25
     Section 5.2.A:  Base Compensation...............................................   25
     Section 5.2.B:  Determination of Fees for Additional Operation and
                     Maintenance.....................................................   27
     Section 5.2.C:  Invoices and Payment............................................   27
     Section 5.2.D:  Chevron's Operating and Maintenance Offset......................   27
  Section 5.3:  Reports..............................................................   28
  Section 5.4:  Title and Risk of Loss...............................................   28
  Section 5.5:  Insurance............................................................   28
  Section 5.6:  Barbers Point Site Remediation.......................................   29
ARTICLE 6:  Waiau - Barbers Point Steam Exchange.....................................   30
  Section 6.1:  Facilities...........................................................   30
  Section 6.2:  Services.............................................................   30
  Section 6.3:  Measurement of Chevron's Steam Consumption...........................   31
     Section 6.3.A:  Steam Flow Meter Operable.......................................   31
     Section 6.3.B:  Steam Flow Meter Inoperable.....................................   31
  Section 6.4:  Compensation.........................................................   31
ARTICLE 7:  Measurement of Quantity and Quality......................................   32
  Section 7.1:  Measurement of Quantity..............................................   32
  Section 7.2:  Determination of Quality.............................................   32
  Section 7.3:  Disputes of Quality and Quantity.....................................   33
ARTICLE 8:  Line Displacement Stock and Line Warm Up Stock...........................   33
ARTICLE 9:  Invoicing and Payment....................................................   33
  Section 9.1:  Invoices.............................................................   33
  Section 9.2:  Payments.............................................................   34
  Section 9.3:  Method of Payment....................................................   34
ARTICLE 10:  Audits..................................................................   35


  Section 10.1:  Audits Requiring Non-Confidential Information.......................  35
  Section 10.2:  Audits Requiring Confidential Information...........................  35
  Section 10.3:  Independent Audits Using Non-Confidential Information...............  35
  Section 10.4:  Adjustments From Audit Findings.....................................  35
ARTICLE 11:  Contingencies...........................................................  35
  Section 11.1:  Definition of Contingency...........................................  35
  Section 11.2:  Relief of Obligations...............................................  36
  Section 11.3:  Pricing Affected by Government Direction............................  36
  Section 11.4:  Event of Sale or Cessation of Chevron's Operations..................  37
  Section 11.5:  Event of Sale or Cessation of HECO's Operations.....................  37
ARTICLE 12:  Effect of Suspension or Reduction.......................................  37
  Section 12.1:  Notice of Suspension or Reduction...................................  37
  Section 12.2:  Chevron's and HECO's Rights during Suspension or Reduction            38
  Section 12.3:  Termination Rights..................................................  38
  Section 12.4:  Payment for Services and Facility Usage Provided....................  38
ARTICLE 13:  Waiver and Non-Assignability............................................  38
  Section 13.1:  Waiver..............................................................  38
  Section 13.2:  Non-Assignability...................................................  38
  Section 13.3:  Definitions.........................................................  39
ARTICLE 14:  Default.................................................................  39
  Section 14.1:  Default.............................................................  39
  Section 14.2:  Termination Rights..................................................  39
ARTICLE 15:  Conflict of Interest....................................................  39
ARTICLE 16:  Applicable Law..........................................................  40
ARTICLE 17:  Indemnity...............................................................  40
  Section 17.1  HECO indemnifies Chevron.............................................  40
  Section 17.2  Chevron indemnifies HECO.............................................  40
  Section 17.3  Provision survival...................................................  42
ARTICLE 18:  Public Utility Commission...............................................  42
  Section 18.1:  Approval............................................................  42

     Section 18.2:  Use as a Public Utility..........................................          42
ARTICLE 19:  Miscellaneous...........................................................          42
  Section 19.1:  Headings............................................................          42
  Section 19.2:  Entire Agreement....................................................          42
  Section 19.3:  Contract is Not an Asset............................................          43
  Section 19.4:  Notices.............................................................          43
  Section 19.5:  Severability........................................................          43
  Section 19.6:  Successors and Assigns..............................................          43
  Section 19.7:  Consequential Damages...............................................          43
  Section 19.8:  Termination of Prior Agreement......................................          44

Signature page                                                                                 44

ADDENDUM 1:  Adjustment Factors for Adjustable Charges and Fees                                45

ADDENDUM 2:  Quality                                                                           46

ADDENDUM 3:  Chevron's Mooring and Submarine Lines                                             47

ADDENDUM 4:  Chevron Products Co Marine Terminal Manual for Barber's                           48
             Point Offshore Tanker terminal

ADDENDUM 5:  List of Facilities in HECO's BPTF System and Chevron's                            49
             Tank Field Support System

ADDENDUM 6:  List of Facilities in HECO's Waiau Steam System                                   51

APPENDIX 1:  Chevron's and HECO's Fuel Oil Distribution Systems                                52

APPENDIX 2:  Summary of Vessel Requirements at Barbers Point                                   53

APPENDIX 3:  Refinery Operating Standards and Instructions                                     56

                       FACILITIES AND OPERATING CONTRACT
                       ---------------------------------


  THIS CONTRACT is dated as of November 14, 1997, by and between CHEVRON PRODUCTS COMPANY, A DIVISION OF CHEVRON U.S.A. INC., a Pennsylvania corporation, ("Chevron") and HAWAIIAN ELECTRIC COMPANY, INC., a Hawaii corporation, ("HECO").

  WHEREAS, each party owns and operates certain distribution and storage facilities, including pipelines and terminals, suitable for use in the delivery of LSFO.

  WHEREAS, the parties desire to enter into this contract for the use of such facilities.

  NOW THEREFORE, the parties agree as follows:


                             ARTICLE 1: Definitions

Except where otherwise indicated, the following definitions shall apply throughout this contract:

     1   "Barge Harbor Lines" means a fuel oil distribution pipeline system which may be constructed at some future date by Chevron, which would connect the Refinery with piping manifolds located at the pier face of the Barbers Point Barge Harbor.
     2   "Black Oil Pipeline" means Chevron's pipeline that connects the Refinery to HMT, HECO'S power plant at Waiau and HECO'S Iwilei Tank Farm for use at its Honolulu power plant.
     3   "BPTF" means HECO'S Barbers Point Tank Farm which is adjacent to the Refinery.
     4   "Contract" means this Facilities and Operating Contract, between Chevron and HECO, the term of which commences January 1, 1998.
     5   "Day" means a calendar day
     6   "Effective Date" means, for the purposes of this agreement, January 1, 1998
     7   "Facility Charge" means a monthly facility charge on each  section of the Pipeline used by HECO, as set forth in Section 3.3A
     8   "Facility Charge Account" means the total accumulated charges owed to Chevron by HECO for Facility Charges as set forth in Section 3.3A.
     9   "HMT" means Chevron's Honolulu Marine Terminal
    10   "Independent Inspector" means a mutually agreed upon qualified 3rd party petroleum inspector

    11   "Line Displacement Stock" means any petroleum product needed by Chevron, for line displacement purposes, to facilitate the deliveries of LSFO to HECO'S power plants.
    12   "LSFO" means Low Sulfur Fuel Oil meeting specifications per Addendum 2.  (This includes both Chevron and third party LSFO purchased by HECO for use in its power plants at
         Waiau, Honolulu, and Kahe).
    13   "LSFO Supply Contract" means that certain separate agreement between Chevron and HECO of even date herewith, known as the Low Sulfur Fuel Oil Supply Contract
    14   "Maintenance Charge" means a monthly maintenance charge on each section of the pipeline used by HECO,as set forth in Section 3.3C.
    15   "Major Maintenance Year" - a Year during which Chevron schedules to perform major repair work on the Pipelines or HECO's BPTF such as major pipeline replacement work and/or performs major testing work
    16   "Marine Facilities" means Chevron's Barbers Point tanker mooring facilities and one of
         Chevron's submarine lines, as set forth in Section 4.1.
    17   "Non-Adjusting Capital Charge" means a monthly capital charge for the Kahe, Waiau, and
         Iwilei components of Pipelines and the modifications thereof as set forth in Section
         3.3.A
    18   [---] means the [---] in addition to the following:
         a)  [---]
         b)  [---]
         c)   [---]
         d)  [---]
                 1.  [---]     *** PAGE BREAK HERE ***
                 2.  [---]
         e)  [---]
         f)  [---]
         g)  [---]
         h)  [---]


    19   "Non-Major Maintenance Year" - a Year that is not a Major Maintenance Year.
    20   "Physical Barrel" means 42 American bulk gallons at 60 degrees F.
    21   "Pipelines" means Chevron's and HECO's pipelines as described in Section 3.1.
    22   "Reasonable Costs" means, as to any expenditure under this Contract for services, materials or other items, an amount of money Chevron would be willing to pay, for its own account, for a similar service, material, or item under similar conditions and circumstances in Hawaii.
    23   "Refinery" means Chevron's Refinery at Barbers Point, HI.
    24   "Regulated Environmental Material" means any material for which HECO assumes risk of loss pursuant to Section 3.6, 4.4, and 5.4 released in connection with the provision of services and use of facilities in this Contract during the term of this Contract and discovered during the performance of any Site Remediation that, because of its quantity, concentration or physical or chemical characteristics, is regulated under
         Federal and/or state laws and regulations due to its actual or potential threat to human health and safety or to the environment if released into the workplace or the environment
    25   "Site Remediation" means the cleanup or removal of released Regulated Environmental
         Material from the environment, such actions as may be necessary in the event of the threat of release of Regulated Environmental Material into the environment, such actions as may be necessary to monitor, assess, and evaluate the release or threat of release of Regulated Environmental Material, the disposal of removed material, or the taking of such other actions as may be necessary to prevent, minimize, or mitigate damage to the public health or welfare or to the environment.


    26   "Site Remediation Costs" means the Reasonable Costs directly related to Site
         Remediation which Chevron incurs. These may include:
         3RD Party Oil Spill response and clean up providers
         Containment equipment and materials (purchased and leased)
         Clean Island Council / Marine Spill Response Corp consulting, services and support
         Navy (shipyard, public works) restricted access area clean up
         Coast Guard support
         Advertisements (claim related)
         Insurance services
         Damage claim payments
         Land leases
         Environmental consultants
         Security services
         Landscaping services
         Travel / per diem / food and refreshments
         Employee Overtime
         Freight costs
         Government penalties
         Fuel costs
         Sampling and Testing Services
         Transportation services (air and water)
         Safety support (such as ambulance standby)
         Public Relations Consulting (provided that the Public Relations Consulting costs are agreed upon by both parties)
    27   "Tank Field Support Systems" means the systems owned by Chevron as set forth in Section
         5.1.A.
    28   "Throughput Charge" means a monthly throughput charge for the transport of LSFO, Warm Up Stock, or Line Displacement Stock , as set forth in Section
         3.3B.
    29   "Transport Charge" means a monthly charge for transporting LSFO, Displacement Stock, and Warm Up Stock as set forth in Section 3.3.B.
    30   "User Percentage" means the ratio calculated pursuant to Section 3.3C(v).
    31   "Warm Up Stock" means any petroleum product used by Chevron to preheat any pipeline before an LSFO delivery to HECO's power plants and also used to flush the LSFO from the pipelines into Chevron storage tanks at the Refinery and HMT both before and after deliveries of LSFO to HECO's power plants.
    32   "Year" means a calendar year.

                          ARTICLE 2: Term of Contract

The term of this Contract shall be from January 1, 1998 (the "Effective Date"), through [---] and shall continue thereafter for additional 12-month periods (each such 12-month period being an "Extension") beginning each successive January 1, unless HECO or Chevron gives written notice of termination at least 120 days before the beginning of an Extension.


          ARTICLE 3: Transportation of LSFO to Kahe, Waiau, and Iwilei

Section 3.1: Pipelines

Chevron owns a fuel oil distribution pipeline system ("Black Oil Pipeline") which connects the Refinery to HMT and to HECO's tank fields at Waiau and Iwilei. HECO owns fuel oil pipeline systems which connect its BPTF and Kahe plant to Chevron's fuel oil distribution pipeline system described above. Together these fuel oil pipeline systems shall be referred to as "Pipelines" and are shown schematically in Appendix 1.


Section 3.2A:  Transport of LSFO

Chevron and HECO agree that the LSFO delivered by pipeline from Barbers Point (either the Refinery or BPTF) into HECO's storage tanks at Kahe, Waiau and Iwilei may be transported using the Pipelines.


Section 3.2.B: Operation and Maintenance of Pipelines

Chevron shall operate Pipelines in compliance with all applicable laws and regulations and in accordance with Chevron's operating standards and instructions, copies of which are available for HECO's inspection at the Refinery. In carrying out its duties, Chevron shall exercise a similar degree of skill and care that Chevron utilizes in the operation of its pipelines. Applicable Chevron operating standards and instructions include, but are not limited to, those listed in Appendix 3.

Chevron shall, at a minimum, maintain Pipelines in compliance with all applicable laws and regulations and in accordance with Chevron's Non-discretionary Maintenance. In carrying out its duties, Chevron shall exercise a similar degree of skill and care that Chevron utilizes in performing the Non-discretionary Maintenance on its pipelines.

Section 3.2.C: Maximum Viscosity

The maximum LSFO viscosity for delivery to HECO's Waiau and Iwilei tank farms shall be 200 SUS at 210 degrees Fahrenheit.


Section 3.3: Compensation

As compensation for the utilization, operation and maintenance of the Pipelines to deliver HECO's or Chevron's LSFO to HECO's storage tanks at Kahe, Waiau and Iwilei, HECO shall pay to Chevron monthly delivery fees which are comprised of a Facility Charge, a Throughput Charge and a Maintenance Charge described herein.


Section 3.3.A: Facility Charge

A monthly Facility Charge for each of the Pipelines consists of the components as shown in the following table:

                                  Adjustable Overhead                  Non-Adjusting Capital
                                  and Operating Labor                  Charge
                                  Charges
                                  --------------------                 -----------------------
                 Kahe                            [---]                                   [---]
                 Waiau                           [---]                                   [---]
                 Iwilei                          [---]                                   [---]
                 Total                           [---]                                   [---]

The Overhead and Operating Labor Charges shall be adjusted quarterly beginning January 1, 1998, in accordance with a factor ("An") based on the hourly earnings for the petroleum and coal products industry, described in Addendum 1 attached.

The Non-Adjusting Capital Charge may be increased from time to time by separate agreement to compensate for modifications to these lines subsequent to the Effective Date of this Contract, as referenced in Section 3.4.


Section 3.3.B: Throughput Charges

An LSFO Throughput Charge is calculated by multiplying the number of Physical Barrels of LSFO transported to each of the generating plant tank fields by the respective Transport Charge per Physical Barrel of LSFO transported to that tank field. The base Transport Charges per Physical Barrel of LSFO are:

     [---]
     [---] and
     [---]

These per barrel base transport charges shall be adjusted quarterly beginning January 1, 1998, in accordance with a factor ("Cn") based on a Producer Price Index for Fuels and Power, described in Addendum 1, which is attached. The number of Physical Barrels of LSFO transported shall be determined pursuant to
Section 7.1.

A Warm Up Stock Throughput Charge is calculated by multiplying the number of Physical Barrels of Warm Up Stock used in the movement of LSFO to HECO's three generating plants by the respective Transport Charge per Physical Barrel of Warm up Stock used in the movement of LSFO to that generating plant.

A Line Displacement Stock Throughput Charge is calculated by multiplying the number of Physical Barrels of Line Displacement Stock used in the movement of LSFO to the three generating plants by the respective Transport Charge per Physical Barrel of Line Displacement Stock used in the movement of LSFO to that generating plant; provided, however, notwithstanding anything else in this
Section 3.3.B, there shall be no Throughput Charge for the Line Displacement Stock for movements from Chevron's HMT to the Refinery.

The volume of Line Displacement Stock and Warm Up Stock used shall be the minimum amount necessary, in accordance with typical Chevron operating standards, to satisfactorily accomplish the task. The base Transport Charges per Physical Barrel of Warm Up Stock or Line Displacement Stock are:

     [---]
     [---]
     [---]
     [---] and
     [---]

These per barrel base Transport Charges shall be adjusted quarterly beginning January 1, 1998, in accordance with a factor ("Cn") based on a Producer Price Index for Fuels and Power, described in Addendum 1 attached. The number of Physical Barrels used in LSFO movements shall be determined pursuant to Section 7.1.


Section 3.3.C: Maintenance Charge

The maintenance performed on all Pipelines shall be in compliance with then-current United States Department of Transportation regulations and periodic internal inspections utilizing then-current pipeline technology.

A Maintenance Charge reflecting costs as incurred will be the sum of (i), (ii),
(iii) prorated according to (v) below and 100% of (iv):

     (i) [---] Reasonable Costs for maintenance materials, except as provided for in (iv) below. Material costs include all taxes paid on material purchased.
     (ii) [---] Reasonable Costs for labor which includes direct supervision and technical support, whether contract labor charges or Chevron's labor rate at equivalent Contractor's labor rate, which includes all overheads, benefits and burdens except as provided for in (iv) below. The term "Contractor" shall mean a mechanical contractor properly licensed in the State of Hawaii, which Contractor shall be experienced in the type of work to be done and shall be chosen at the sole discretion of Chevron.

     (iii)[---] Reasonable Costs for direct costs, including but not limited to such items as equipment usage charges (whether Contractor's or Chevron's at equivalent Contractor rates), permits and consulting fees except as provided for in (iv) below.

     (iv) Base monthly fees of [---] consisting of:
          [---] on the section of Chevron's Pipelines between BPTF and HECO's Waiau tank field,
          [---] on the section of Chevron's Pipelines between HECO's Waiau and Iwilei tank fields
          [---] on the section of Chevron's and HECO's Pipelines between BPTF and HECO's Kahe tank field; which reflect Chevron's total costs for maintenance of pumping and heating stations.

     The fees shall be adjusted quarterly beginning January 1,1998, using the composite factor (0.7 An + 0.3 Bn), where "An" and "Bn" are described in Addendum 1 attached.

     (v) HECO's share of the Maintenance Charges on each of the three sections of the Pipelines, pursuant to this Section 3.3.C will be calculated in accordance with the User Percentage.

The User Percentage is determined by dividing (a) a numerator consisting of the total Physical Barrels of LSFO and Line Displacement Stock delivered to HECO, and the total Physical Barrels of Line Displacement Stock and Warm Up Stock (excluding that which is delivered to HECO) associated with LSFO movements through that particular Pipeline section during the immediately preceding twelve months by (b) a denominator consisting of the total Physical Barrels of all petroleum products delivered through that particular Pipeline section into both HECO's storage tanks and to and from Chevron's terminal facilities at Honolulu, which includes all Line Displacement Stock and Warm Up Stock associated with LSFO movements and with movements of other petroleum products during the immediately preceding 12 months; provided, however, that after such time, if ever, that Chevron commissions its new black oil Barge Harbor Lines and discontinues its use of the Black Oil Pipeline, the reference time period will be reduced from the immediately preceding 12 months to the immediately preceding 1 month for both the numerator and denominator for the User Percentage.

          In determining the amount of Line Displacement Stock that is associated with LSFO movements, HECO will only be charged for what is pumped into the line from the delivering tanks located at the Refinery and for what is pumped from the receiving tanks located at HMT during the pump back operation in excess of the volume that is required to displace the oil in the Black Oil Pipeline from HMT to the Refinery.

Chevron shall maintain adequate records to allow an audit of such records to verify to HECO that Chevron's Maintenance Charges are Reasonable Costs. Chevron shall provide HECO with monthly summaries within 10 days following the end of each month during the term hereof describing the maintenance performed during the month.

All proposed work in this Section 3.3.C that has not been budgeted per Article 3A contained herein must be approved by HECO, whose approval shall not be unreasonably withheld. HECO will give Chevron either its approval or a reason why HECO is denying its approval within 10 business days upon receiving written notification from Chevron requesting approval from HECO for the proposed work to commence. HECO's approval will be granted to Chevron by default if HECO does not give Chevron its decision within 10 business days after receiving written notification from Chevron for the matter in question.

HECO may request, and Chevron may not unreasonably withhold approval for HECO to perform itself all maintenance and construction work on the Kahe pipeline in lieu of paying Chevron a maintenance charge per section 3.3.C, (i), (ii), and
(iii) for similar work which value would be in excess of $10,000 per Year. Chevron shall give HECO at least 30 calendar days notice, when practicable, of unbudgeted maintenance or construction projects of $10,000 or more, so that HECO may exercise its option. HECO must inform Chevron within 10 business days of such notice if it wishes to exercise its option or it will lose its ability to exercise the option. The quality of maintenance and construction work performed by HECO shall be in compliance with U.S. Department of Transportation (DOT) standards. Chevron reserves the right to provide an on-site representative to be charged per Section 3.3.C (ii) to monitor the work and maintain applicable records. A separate agreement between Chevron and HECO will specify who will be doing the work, their level of experience, and how they will be supervised.


Section 3.3.D:  Invoices and Payment

Chevron will issue invoices for each month's Facility Charge on the fifteenth Day of the current month. Chevron will issue invoices for the Throughput and Maintenance Charges in the month following the month in which the services and expenses are incurred. HECO will pay these invoices in accordance with Article 9.

Section 3.3.E: Pipeline  Site Remediation

a)   Responsibility

     Chevron shall expeditiously perform Site Remediation occurring from a leak, rupture or other incident to the Pipelines. To the extent such incidents derive from delivering LSFO or Line Displacement Stock on behalf of HECO (for which HECO has risk of loss pursuant to Section 3.6), or from movements of Line Displacement Stock or Warm Up Stock (for which HECO has risk of loss pursuant to Section 3.6) associated with LSFO movements on behalf of HECO, any Site Remediation Costs incurred by Chevron for such Site Remediation shall be entirely for the account of HECO and invoices for such services will be rendered by Chevron in accordance with Article 9 of this Contract; provided that HECO shall have no obligation to pay for any portion of Site Remediation Costs caused by the [---] negligence or [---] misconduct of Chevron, its employees and its contractors.

b)   Chevron Giving HECO Open Access to Records

     Given the nature of Site Remediation activity that typically requires prompt action, Chevron shall use reasonable efforts to provide HECO with open access to all records in a reasonably timely manner which contain information about: (1) any written communication received by Chevron from any agency regarding any discharge, spill or release of product, (2) notice of any demand, claim or suit regarding same, for which HECO may be responsible, and (3) all invoice data and operating/field information pertinent to Site Remediation activities which should reasonably be documented in monitoring Site Remediation activities.

c)   See Definitions for a definition of Site Remediation as described above.

d) Chevron shall give reasonable efforts to give HECO access to all Site Remediation related meetings and activities and all individuals involved therewith.

e) If, at any time, HECO determines that Chevron or its agents should discontinue Site Remediation activities, HECO shall so notify Chevron or its agent and thereafter Chevron or its agent shall have no right to continue said activities at HECO's expense; however such notification shall not affect any liability of HECO to Chevron or any third parties, including, but not limited to government agencies.

f) The provisions of this Section 3.3.E shall survive the termination of this Contract to the extent they apply to events which occurred during the term of this Contract.


Section 3.3.F:  Discontinued Operation of Honolulu Generating Plant

After HECO has discontinued operation at its Honolulu generating plant, and provided HECO, at its expense, has installed storage tanks and pumps as necessary to handle Line Displacement Stock and Warm Up Stock used in connection with movements of LSFO to Waiau, HECO shall not be charged Facility, Throughput, or Maintenance Charges associated with the section of the Pipelines between HECO's Waiau and Iwilei tank fields.


Section 3.4: Modification, Relocation, and Replacement of Facilities

If subsequent to January 1, 1998, modifications to any part of Chevron's Black Oil Pipeline or any relocation or replacement is proposed by Chevron to HECO, and it has not been budgeted per Article 3A contained herein, HECO's approval is required, which approval shall not be unreasonably withheld. HECO will give Chevron either its approval or a reason why HECO is denying its approval within 10 business days upon receiving written notification from Chevron requesting approval from HECO for the proposed work to commence. HECO's approval will be granted to Chevron by default if HECO does not give Chevron its decision within 10 business days after receiving written notification from Chevron for the matter in question.

Unless otherwise paid for by HECO, an additional Non-Adjusting Capital Charge component of the Facility Charge shall be established and assessed for the following scope of work to assure a [---] return after tax on the additional capital employed by Chevron using a [---] year economic life, except to the extent that such modification, relocation or replacement is reimbursed by another party, including but not limited to a governmental agency. HECO's share of any such additional Non-Adjusting Capital Charge component will be calculated according to the User Percentage.

The work that would be pertinent to this Section 3.4 would include:

(i) Replacement of any continuous section of Chevron's Black Oil Pipeline 1000 feet or more in length.

(ii) Relocation of any continuous section of Chevron's Black Oil Pipeline 500 feet or more in length.

(iii) Complete replacement of any single piece of equipment, costing more than $20,000 per occurrence.

(iv) Any partial replacement of equipment costing more than $10,000 per occurrence.

Coincident with the additional Non-Adjusting Capital Charge component for new portions of line, the adjustable and non-adjusting components of the Facility Charge shall be adjusted to reflect only the proportion of the Black Oil Pipeline and equipment that is still utilized after the replacement or relocation. Throughput Charges shall also be adjusted to reflect any change in the amount of power used for pumping and steam used for the reheat station at Waiau.

Any charges for a modification, relocation or replacement will not begin until the complete commissioning of such changes.

Section 3.5: LSFO Movement Coordination and Reporting

Section 3.5.A: Coordination

Chevron and HECO will mutually coordinate the transport of LSFO from HECO's BPTF and the delivery of Chevron's LSFO (purchased under the LSFO Supply Contract, of even date herewith, between Chevron and HECO) to HECO's storage tanks at Kahe, Waiau and Iwilei. Transport scheduling shall be flexible to assure that HECO's generating plants' tankage is kept reasonably full and the LSFO which HECO is purchasing from Chevron is delivered from Chevron's Refinery at a reasonably uniform rate in accordance with the LSFO Supply Contract. To assist in the coordination of transport:

     i) HECO shall provide Chevron consumption forecasts ten days prior to the beginning of any month for the four subsequent months. The forecast for the first subsequent month shall define on a weekly basis the LSFO demands by each of HECO's power plants. The forecast for the second, third and fourth subsequent months shall define the LSFO requirements on a monthly basis for each such plant, and

     ii) Each week, Chevron shall provide HECO a schedule of daily transports of LSFO for each of the fourteen subsequent days.

     iii) If there is any subsequent change in the schedule of more than 48 hours or any change in volume of more than 10,000 barrels, Chevron will immediately inform HECO. For all LSFO deliveries, Chevron's designated operator shall call HECO's designated operator to confirm HECO tank readiness and confirm acceptable volumes prior to the line warm up operation which precedes the LSFO delivery. Chevron's designated operator shall also call the HECO's designated operator between 3 and 4 hours before the actual fuel delivery to HECO to re-confirm HECO tank readiness.


Section 3.5.B: Reporting

Chevron shall provide HECO with transport summaries as transports occur, describing the following:

     (i) Volumes, dates and sources of stock movements to HECO's storage tanks at Kahe, Waiau and Iwilei through the Pipelines, and
     (ii) Analysis of samples of HECO's stocks transported through the Pipelines, per Addendum 2.

Section 3.6: Title and Risk of Loss

Title to and risk of loss for the LSFO, which is transported from the Refinery to the BPTF, shall transfer to HECO as the LSFO passes into HECO's pipeline at HECO's BPTF at points A in Appendix 1. For LSFO which is sent directly to the Kahe tank field from Chevron's Refinery without first being sent to HECO's BPTF, title and risk of loss shall transfer to HECO when the LSFO first enters HECO's Kahe pipeline at points B in Appendix 1. The title and risk for loss of the LSFO that is sent directly to HECO's tank fields at Waiau and Iwilei without first being sent to HECO's BPTF shall transfer to HECO when the LSFO first enters into Chevron's Black Oil Pipeline at point C in Appendix 1. HECO shall bear the risk of loss of LSFO transported in the Pipelines pursuant to this
Section 3.6 except where such loss is attributable to Chevron's [---] negligence or [---] misconduct.

Title to Line Displacement Stock and Warm Up Stock shall remain with Chevron except for the Line Displacement Stock that is used to complete deliveries of LSFO to HECO. HECO shall assume title of this Line Displacement Stock as it enters HECO's piping at its generating plants at points D in Appendix 1. Risk of loss for Line Displacement Stock and Warm Up Stock shall transfer to HECO when the Line Displacement Stock and Warm Up Stock leave the Refinery piping and enter into the Black Oil Pipeline at point C in Appendix 1. Risk of loss for the Line Displacement Stock and Warm Up Stock shall also transfer to HECO when the Line Displacement Stock and Warm Up Stock leave Chevron's piping at HMT and enters the Black Oil Pipeline when it is pumped back from HMT to the Refinery at point E in Appendix 1. HECO shall bear the risk of loss of Line Displacement Stock and Warm Up Stock transported in the Pipelines as described in this
Section 3.6 except where such loss is attributable to Chevron's [---] negligence or [---] misconduct.

Risk of loss for the Line Displacement Stock and Warm Up Stock shall transfer back to Chevron when the Line Displacement Stock and Warm Up Stock leave the Black Oil Pipeline and enter into Chevron's piping at HMT at point E in Appendix
1. Risk of loss for the Line Displacement Stock and Warm Up Stock shall also transfer back to Chevron during the pump back operation from HMT to the Refinery when the Line Displacement Stock and Warm Up Stock leave the Black Oil Pipeline and enter into Chevron's piping at the Refinery at point C in Appendix 1.


Section 3.7: Chevron's Operating and Maintenance Offset

Notwithstanding Article 17, if a cold plug occurs for any reason other than HECO's sole negligence, on the Black Oil Pipeline, Chevron shall credit HECO's Facility Charge Account for an amount which is the lesser of (1) [---] of the expenses incurred for removing the cold plug and (2) [---] per incident; provided, however, Chevron's payment under this Section 3.7 shall not be limited where such expenses are attributable to Chevron's [---] negligence or [---] misconduct.

Notwithstanding Article 17, if an oil spill occurs, for which oil HECO has risk of loss pursuant to Section 3.6, on the Black Oil Pipeline whose cause was the direct result of Chevron's negligence, Chevron shall credit HECO's Facility Charge Account for an amount which is the lesser of (1) [---] of the Site Remediation Costs and (2 [---] per incident; provided, however, Chevron's liability under this Section 3.7 shall not be limited where such expenses are attributable to Chevron's [---] negligence or [---] misconduct.

Chevron shall credit HECO's Facility Charge Account per this Section 3.7 in the month following the month the expenses are incurred.


Section 3.8  Review of Operating and Maintenance Procedures

Chevron shall allow HECO reasonable access, at the Refinery, to Chevron's current published operating and maintenance procedures and invoice data pertinent to this Contract. The information shall include 3rd party invoices and proposed inspection and testing measures being implemented after the Effective Date of this Contract, that refer to the operation of the Kahe line, Black Oil Pipeline, and BPTF, for HECO's sole purpose to judge if Chevron's procedures and/or costs for rendering such services are acceptable to HECO. HECO's access to these procedures specifically excludes access to the operation and maintenance history, inspection records, etc. of the Black Oil Pipeline prior to the Effective Date of this Contract.

HECO may enlist the aid of a Chevron approved third party (at HECO's expense) to review such procedures.

If HECO determines that any such Chevron current operating or maintenance procedure does not meet HECO's minimum standards, or if HECO provides Chevron with different procedures which HECO believes to be better than Chevron's, Chevron and HECO shall meet within 30 Days after HECO submits written notice of its desire to meet with Chevron and review such procedures. As part of this review, as soon as possible but in no case later than 60 Days after meeting with HECO, Chevron shall inform HECO of the approximate costs of meeting these revised and/or new procedures. If after this joint review, both parties mutually agree to comply with any revised and/or new procedures, then HECO shall be responsible for any incremental Reasonable Costs incurred by Chevron to meet these revised and/or new procedures.


                             ARTICLE 3A: Budgeting

Upon May 15 of each year, Chevron shall submit to HECO for review and comment an itemized, monthly capital, operating, and maintenance budget for the next Year and an estimate of expenses for the following Year for the Pipelines, HECO's BPTF, and for any other pertinent area for which HECO must expend funds in the execution of this Contract.

For a Major Maintenance Year, Chevron may budget up to a limit of [---] annually for Non-discretionary Maintenance items without HECO's approval. HECO's approval is required for all Non-discretionary Maintenance work in excess of [---] and for all other capital and maintenance work; provided, however, Chevron may budget up to a limit of [---] per year for discretionary maintenance without HECO's approval. There shall be no less than two Non-Major Maintenance Years between Major Maintenance Years.

For a Non-Major Maintenance Year, Chevron may budget up to a limit of [---] annually for Non-discretionary Maintenance items without HECO's approval. HECO's approval is required for all Non-discretionary Maintenance work in excess of [---] and for all other capital and maintenance work; provided, however, Chevron may budget up to a limit of [---] per year for discretionary maintenance without HECO's approval. The [---] threshold limit for Non-discretionary Maintenance for Non-Major Maintenance Years will be adjusted annually beginning January 1, 1998, using the composite factor (0.5 An + 0.5 Bn), where "An" and "Bn" are described in Addendum 1 attached.

HECO will give Chevron either its approval or a reason why HECO is denying its approval within 120 Days upon receiving, in writing, Chevron's proposed budget; provided, however, HECO's approval shall not be unreasonably withheld.

HECO's budget approval will be granted to Chevron by default if HECO does not give Chevron its decision within 120 Days after receiving Chevron's proposed budget.

Upon the signing of this Contract, the parties shall meet as soon as practicable to review and approve the budget for the Year of the Effective Date of this Contract, and forecast of expenses for the following Year in accordance with the intent of this Article.


ARTICLE 4:  HECO's Use of Chevron's Tanker Mooring Facilities and Submarine Line

Section 4.1:  Use of Chevron's Facilities

Chevron agrees to make available to HECO Chevron's Barbers Point tanker mooring facilities and one of Chevron's submarine lines ("Marine Facilities") as described in Addendum 3 hereto, on a non-exclusive basis for HECO to receive HECO's third party LSFO into HECO's BPTF provided:

(A) Chevron shall have the right to review each vessel nominated by HECO or by a representative designated in writing by HECO ("HECO's vessel") prior to the use of the Marine Facilities. HECO may submit the names of vessels it will consider nominating to obtain early acceptance of such vessels from Chevron up to three months in advance of the actual nomination. At the time each specific vessel is submitted for early acceptance or nominated for actual use Chevron shall have the right to refuse acceptance of such vessel nomination if Chevron determines that such vessel is unacceptable; however, once given, Chevron's acceptance of a vessel shall remain in effect for six months or until the vessel next discharges at the terminal, whichever occurs first; unless there is a significant change in the vessel's operational, environmental or safety status, in which case Chevron may cancel its acceptance. In making such determination, Chevron shall use the same standards in accepting vessels for HECO's use as Chevron uses in accepting vessels for its own use. Chevron's acceptance of a vessel shall not imply a continuing or future acceptance of the vessel, except as described herein.

   In the event a vessel submitted by HECO for early acceptance or for a specific nomination is rejected by Chevron, Chevron shall provide satisfactory documentation for the basis of rejection. Chevron's acceptance, cancellation or rejection of HECO's vessel nomination shall be communicated to the nominator of such vessel after Chevron's receipt of the nomination and all the information necessary for Chevron to determine the vessel's suitability, as follows:

     (i) Early acceptance or rejection of a vessel shall be given within seven Days.

     (ii) Acceptance or rejection of a specific nomination shall be given within one business day.

   All such communications may be made by electronic mail or facsimile. The typical information necessary to determine a vessel's suitability is documented in the Chevron Products Company Marine Terminal Manual for Barber's Point Offshore Tanker Terminal, which may be revised from time to time, and which is more particularly described Addendum 4. Chevron shall not be liable for any loss, damage or delay caused by its rejection of a vessel nomination as provided herein. In no event shall the acceptance or rejection of a vessel by Chevron be construed in any manner as a representation by Chevron of the vessel's operational, environmental or safety status.

(B) The minimum cargo size shall be [---] Physical Barrels, except that HECO shall be permitted to deliver one [---] Physical Barrel cargo each calendar quarter.

(C) HECO shall be responsible for any damage to the Marine Facilities, which arises from the use of the Marine Facilities under this Section 4.1, in accordance with Article 17 hereof.

(D) HECO's vessel shall arrange to have, while at or near the Marine Facilities, the services of one of Chevron's mooring masters who shall be the servant of HECO's vessel. When HECO's vessel employs mooring launches and tugs for berthing and unberthing the vessel, they shall also be servants of HECO's vessel. The master of HECO's vessel shall remain in control of his vessel at all times.

(E) HECO's vessel shall arrive with an empty compartment of at least 15,000 Physical Barrels capacity for the purpose of receiving a suitable displacement stock from Chevron's Refinery or, at Chevron's option expressed at the time of accepting the vessel nomination the vessel shall provide Bunker C quality flush oil, for the purpose of displacing LSFO from the submarine line after discharging its LSFO cargo.

Section 4.2: Compensation

Section 4.2.A: Compensation for LSFO Received

As compensation for the utilization of the Marine Facilities to receive LSFO for HECO, HECO shall pay to Chevron the sum of the following:

     (i) A fee for the use of the Marine Facilities of [---] per Physical Barrel of LSFO received for HECO. Thirty percent of the fee is deemed to be the capital component and shall not be adjusted, and seventy percent shall be adjusted quarterly beginning January 1, l998, in accordance with the composite factor (0.60 An + 0.20 Bn + 0.20 Cn), with "An", "Bn" and "Cn" defined in Addendum 1 hereto. The quantity of LSFO received for HECO shall be determined in the manner specified in Article 7.

     (ii) The actual Reasonable Costs Chevron is obligated to pay others for items such as, but not limited to, the use of tugs, launches, Chevron's mooring masters, or government fees.


Section 4.2.B: Compensation for Line Displacement Stock

To the extent it is necessary to deliver Line Displacement Stock to HECO, HECO shall purchase such stock according to Article 8. The quantity of Line Displacement Stock delivered to HECO shall be determined according to Article 7.


Section 4.2.C:   Credit for Cargo Used as Line Displacement Stock

To the extent that small portions of HECO's LSFO cargo must be transferred into Chevron's Refinery tankage to protect the quality of the remaining LSFO cargo from being downgraded by commingling with low flash point Line Displacement Stock within the submarine line, Chevron shall credit HECO for such LSFO at Chevron's then current price of LSFO sold to HECO. To the extent that HECO's flush oil is transferred into Chevron's Refinery tankage or remains within the submarine line as Line Displacement Stock, Chevron shall credit HECO for such flush oil according to Article 8. The quantity of such LSFO or flush oils shall be determined according to Article 7.

Section 4.2.D: Clean Island Council

HECO shall pay a pro-rated share of Chevron's fees to the Clean Island Council associated with the use of Chevron's Marine Facilities, which is calculated by first multiplying such fee by the total Physical Barrels of HECO's or HECO's third-party LSFO transported through the Marine Facilities during the immediately preceding twelve months and then dividing by the total Physical Barrels of hydrocarbons transported through Chevron's Marine Facilities during such twelve months.


Section 4.3: LSFO Movement Coordination and Reporting

Section 4.3.A: Notification of Estimated Vessel Arrival

     (i) HECO shall propose for Chevron's approval a four day arrival window for HECO's vessel at least 30 days in advance of estimated vessel arrival. After Chevron's approval, changes in the arrival window may only be made with mutual consent of the parties.

     (ii) HECO shall update Chevron weekly regarding the anticipated vessel arrival date.

     (iii) After HECO has proposed an arrival window and until HECO's vessel departs, Chevron shall provide HECO weekly updates on Chevron's marine terminal schedule.

     (iv) HECO shall give Chevron 7, 5, 4, 3, 2, and 1 day notice by electronic mail, facsimile, or telephone of the vessel's estimated time of arrival ("ETA") at the Marine Facilities. HECO will further notify Chevron of any ETA changes exceeding twelve hours and after the one-day notice, whenever a vessel's ETA changes by more than six hours.


Section 4.3.B: Notice of Readiness

     (i) When HECO's vessel arrives at the customary anchorage or other place of waiting at the Marine Facilities and is in all respects ready to proceed to berth and commence discharging LSFO, the Master or his agent shall tender to Chevron or its agent at the Marine Facilities, a Notice of Readiness ("NOR") of the vessel to discharge LSFO, by letter, electronic mail, facsimile, radio, or telephone.

     (ii) If HECO tenders the vessel's NOR during its four day arrival window, the NOR shall be effective upon receipt. If HECO's vessel tenders NOR before the first day of the arrival window the NOR shall be effective 00:01 hours local time on the first day of the arrival window. However, Chevron shall give consideration on a reasonable efforts basis to allowing such vessel to berth and discharge prior to the first day of the vessel's arrival window, provided that in Chevron's sole judgment operating circumstances at the receiving facility so permit. If HECO tenders the vessel's NOR after the end of the arrival window, the NOR shall be effective when the vessel is all fast in berth.

     (iii) HECO's vessel shall be provided a berth in its turn based upon the effective date and time of its NOR, provided that if HECO's vessel tenders NOR after the end of its arrival window, it shall be provided a berth as soon as is convenient for the Marine Facilities. Chevron shall exercise all reasonable efforts to accept the vessel for unloading at the earliest possible time.

     (iv) If HECO's vessel arrives within the previously agreed four day arrival window, Chevron shall have the right to delay berthing HECO's vessel, if necessary, for Chevron's operational, or other reasons, provided that Chevron maintains a reasonable pumping schedule to HECO's Kahe, Waiau and Iwilei storage tanks. If Chevron delays HECO's vessel under the circumstances defined in this Section 4.3.B (iv), then Chevron shall pay demurrage to HECO, against HECO's invoice, for delays to HECO's vessels so incurred, pursuant to Section 4.3.D.


Section 4.3.C: Berth Time

HECO shall be allowed berth time (defined as first line fast to all lines free) within which to complete discharging of each full or part cargo of LSFO. This berth time is the sum of six hours for berthing and unberthing and the number of hours to unload its LSFO at an unloading rate of 5,000 barrels per hour. If HECO's vessel exceeds berth time for any reason or if HECO's vessel fails to vacate berth after completing discharging, and failure to vacate is attributable to vessel's condition or breakdown and/or to owner, operator, master, officers or crew of the vessel, vessel's agent or HECO, such excess berth time shall be subject to demurrage claims of Section 4.3.D.


Section 4.3.D: Demurrage

     (i) Chevron will pay demurrage to HECO against HECO's invoice, supported by such data as may reasonably be requested, for all delays caused by Chevron subsequent to six hours after NOR is effective and prior to the time HECO's vessel is advised by Chevron that a berth is available for the vessel, provided that Chevron shall not be liable for any delay caused by any contingency (as defined in Article 11) including fire, explosion, strike, lockout, stoppage or restraint of labor or by breakdown of machinery or equipment on or about the Refinery or Marine Facilities or, strike, lockout, stoppage or restraint of labor of master, officers or crew of HECO's vessel, or of tugboat or pilots, or for any other cause which is beyond Chevron's reasonable control, including weather delays.

     (ii) HECO shall pay Chevron, against Chevron's invoice supported by such data as may reasonably be requested, for Reasonable Costs for demurrage, caused by HECO which Chevron may incur, including such as may be incurred due to resulting delay in the berthing of other vessels awaiting their turn at berth.

     (iii) For vessels not documented in the U.S., demurrage shall be paid for all delay time, on an hourly basis or pro rata thereof, at a rate in accordance with the U.S. dollar equivalent as stated in the Worldwide Tanker Nominal Freight Scale ("Worldscale"), or such generally accepted scale as may replace Worldscale, for the size vessel in question adjusted to the level of the Average Freight Rate assessment ("AFRA") or such generally accepted scale as may replace AFRA, in force on the day of commencement of loading for vessels of similar size, or the actual charter party demurrage rate at which HECO or Chevron has chartered the vessel, whichever is less.

     (iv) For vessels documented in the U.S., demurrage shall be paid for all delay time, on an hourly basis or pro rata thereof, at a rate in accordance with the U.S. dollar equivalent as stated in the American Tanker Rate Schedule Revised ("AR"), or such generally accepted scale as may replace AR, for the size vessel in question adjusted to the level of the U.S. Freight Rate Average ("USFRA") or such generally accepted scale as may replace USFRA, in force on the day of commencement of loading for vessels of similar size, or the actual charter party demurrage rate at which HECO or Chevron has chartered the vessel, whichever is less.


Section 4.3.E: Vessel Berth

Chevron shall provide a berth as described in Addendum 3, and meeting the requirements of Appendix 2, so that HECO's vessels meeting the requirements of Appendix 2 may proceed to, lie at and depart from such berth, and Chevron shall not be deemed to warrant the safety of public channels, fairways, approaches thereto, anchorages, or other publicly maintained areas either inside or outside the port area where Chevron's berth is located. If HECO's vessel fails to abide by the conditions of use, Chevron shall be entitled to order the vessel to vacate the berth, provided that the vessel shall be entitled to tender a new NOR as set forth in Section 4.3.A upon correction of the failure. Chevron shall not be liable for any loss, damage, injury or delay resulting from conditions at any ports, berths, docks, anchorages or other places not directly caused by Chevron's fault or neglect, or which could have been avoided by the exercise of reasonable care on the part of HECO's vessel's master.

Section 4.3.F: Other Marine Provisions

     (i) Hoses for discharging shall be furnished by Chevron in accordance with Chevron's normal practice and shall be connected to and disconnected from vessel's receiving flanges by HECO's vessel's crew.

     (ii) Vessels arranged for by HECO will fully comply (or will hold necessary waivers if not in compliance) with all applicable U.S. Coast Guard regulations. Any Reasonable Costs, including delays resulting from vessel's non-compliance with U.S. Coast Guard regulations, shall be at the expense of HECO.

     (iii) HECO's vessels when berthed at the Marine Facilities will maintain their engines in readiness and will be discharged in such a manner that they, at any stage of discharging operations, are able, if necessary for any reason, to immediately shut down cargo operations, and promptly disconnect hoses and mooring lines and vacate the berth.

     (iv) HECO's vessels will comply with all applicable Federal, state, regional and local government laws, regulations and ordinances, including but not limited, to air and water pollution.


Section 4.3.G: Reporting

Chevron will provide HECO with monthly summaries within ten days following the end of each month with the following information:

     (i) Vessel turnaround data, including pumping rates, for each cargo unloaded from HECO's vessels through Chevron's Marine Facilities.

     (ii) Analysis of samples of each cargo transferred through the submarine lines, per Addendum 2.


Section 4.4: Title and Risk of Loss

Title to third party LSFO purchased by HECO and transported for HECO in Chevron's Marine Facilities under this Article 4 shall at all times be with HECO. HECO shall bear the risk of loss of the LSFO transported for HECO in Chevron's Marine Facilities under this Article 4 except to the extent that such loss was due to the [---] negligence or [---] misconduct of Chevron or its agents.

Section 4.5: Oil Pollution Insurance

HECO warrants that HECO's vessel's owner will have in place the standard oil pollution coverage available from their Protection & Indemnity Insurance Club (U.S. $500 million available as of February 20, 1995), together with all additional oil pollution coverage which is available as of the date of the use of the Marine Facilities through their P&I Club or through underwriters providing first class security (U.S. $200 million available as of February 20, 1995). HECO further warrants that such coverage will remain in effect during HECO's use of HECO's vessel. Such insurance shall include, but not be limited to, coverage for injuries to or death of masters, mates and crew; excess collision liabilities and pollution liabilities imposed by federal and state laws (if applicable).


Section 4.6 Site Remediation

a)  Responsibility

    In the event an escape or discharge of oil occurs from HECO's vessels and causes or threatens to cause pollution damage, HECO or HECO's vessel's master will promptly take whatever measures are necessary to prevent or mitigate such damage. HECO hereby authorizes Chevron, or its agent, at Chevron's option, upon notice to HECO or HECO's vessel's master, to undertake such measures as are reasonably necessary to prevent or mitigate the pollution damage. Chevron shall expeditiously perform all Site Remediation relating to any release, discharge, spill or threat thereof, occurring from any leak, rupture or other incident to the Mooring Facilities and Submarine lines. To the extent any Site Remediation is undertaken as a result of receipts of HECO's third party LSFO or HECO's third party LSFO blend components or from movements of Line Displacement Stock or Warm Up Stock associated with such LSFO of LSFO blend component receipts, any Site Remediation Costs incurred by Chevron for such Site Remediation shall be entirely for the account of HECO and invoices for such services will be rendered by Chevron in accordance with Article 9 of this Contract; provided, however, that HECO shall have no obligation to pay for any portion of Site Remediation Costs caused by the [---] negligence or [---] misconduct of Chevron, its employees, and its contractors.

b)  Chevron Giving HECO Open Access to Records

    Given the nature of site remediation activity that typically requires prompt action, Chevron shall use reasonable efforts to provide HECO with open access to all records in a reasonably timely manner which contain information about: (1) any written communication received by Chevron from any agency regarding any discharge, spill or release of product, (2) notice of any demand, claim or suit regarding same, for which HECO may be responsible, and (3) all invoice data and operating/field information pertinent to Site Remediation activities which should reasonably be documented in monitoring Site Remediation activities.

c)  See Definitions for a definition of Site Remediation as described above.

d)  Chevron shall use reasonable efforts to give HECO access to all Site
    Remediation related   meetings and activities and all individuals involved
    therewith.

e) If, at any time, HECO determines that Chevron or its agents should discontinue Site Remediation activities, HECO shall so notify Chevron or its agent and thereafter Chevron or its agent shall have no right to continue said activities at HECO's expense; however such notification shall not affect any liability of HECO to Chevron or any third parties, including, but not limited to government agencies.

f) The provisions of this Section 4.6 shall survive the termination of this contract to the extent they apply to events which occurred during the term of this contract.


              ARTICLE 5: Operation and Maintenance of HECO's BPTF

Section 5.1: Tank Field Facilities and Service

Section 5.1.A: Tank Field Facilities

HECO has a tank field facility (BPTF) located adjacent to Chevron's Barbers Point Refinery, which is for the receipt and storage of fuel. Chevron has Tank Field Support Systems which interconnect with its Refinery systems to provide services to HECO's BPTF. HECO and Chevron agree that Chevron shall operate and maintain HECO's BPTF as if it were an extension of Chevron's Refinery tank field. In that regard, HECO and Chevron agree that HECO's BPTF and Chevron's Tank Field Support System shall include only the facilities outlined in Addendum 5 and the additions made per Section 5.1C. Together these tank field and tank field support facilities shall be referred to as "Tank Field Facilities." HECO shall provide electrical power to its BPTF. Chevron shall provide low pressure steam and firewater to HECO's BPTF.


Section 5.1.B: Services

Chevron shall operate HECO's BPTF in compliance with all applicable laws and regulations, in accordance with Chevron's operating standards and instructions. In carrying out its duties, Chevron shall exercise a similar degree of skill and care that Chevron utilizes in the operation of its tanks, pipelines, and other equipment.

Chevron shall, at a minimum, maintain Pipelines in compliance with all applicable laws and regulations and in accordance with Chevron's Non-discretionary Maintenance. In carrying out its duties, Chevron shall exercise a similar degree of skill and care that Chevron utilizes in performing the Non-discretionary Maintenance on its tank fields and related equipment.

Chevron's duties include:

     (i)    Overall supervision of the BPTF,

     (ii)   Handling receipt of fuel into the BPTF,

     (iii)  Gauging and sampling tanks,

     (iv) Handling movement of LSFO from tankage to pipeline booster pumps for transfer to HECO's storage tanks at Kahe, Waiau and Iwilei and occasionally to the Kalaeloa Combined Cycle Power Plant storage tanks at Barbers Point.

     (v) Handling movement of fuel within the BPTF, including tank-to-tank transfers and tank mixing.

     (vi)   Accounting and reporting,

     (vii)  Maintenance of all BPTF equipment,

     (viii) Housekeeping,

     (ix)   Security,

     (x)    Laboratory services.

Chevron's operating standards and instructions are available for HECO's inspection at Chevron's Refinery. Applicable operating standards and instructions include, but are not limited to, those listed in Appendix 3.


Section 5.1.C: Tank Field Facility Additions and Modifications

Any time during the term of this Contract that HECO and Chevron agree that additions or modifications to HECO's BPTF or to Chevron's Tank Field Support Systems, as listed in Addendum 5, are desired or required for the purpose of operating and maintaining HECO's BPTF in accordance with this Article 5, or if said additions or modifications are required by government regulations, HECO and Chevron further agree that:

     (i) Additional facilities or modifications to Chevron's Tank Field Support System(s) shall be designed and constructed by Chevron.

     (ii) Additional facilities or modifications to HECO's BPTF shall be designed and constructed using standards that are acceptable to both HECO and Chevron. In that regard, Chevron shall have the right and opportunity to review and approve the design and construction specifications for the BPTF on all facility replacements or modifications; provided, however, Chevron's approval shall not be unreasonably withheld. Chevron agrees to conduct such review in an expeditious manner. Chevron shall have the right to inspect HECO's BPTF during the construction of additions or modifications in order to assure conformance with the specifications reviewed and accepted by Chevron. It is expressly understood and agreed by the parties hereto that Chevron's acceptance of the design and construction specifications of HECO's BPTF or additions shall in no way imply any responsibility therefor by Chevron and it is expressly agreed by HECO that Chevron shall, as a result of its review and acceptance of said specifications, assume no liability whatsoever for the accuracy, correctness or proper modification or replacement thereof.

     (iii) Chevron shall maintain and operate HECO's additional or modified Tank Field Facilities in accordance with Section 5.1.B.

     (iv) HECO shall pay Chevron a fee that is in addition to the fee described in Section 5.2.A, as determined in accordance with Section 5.2.B.

The costs of additions or modifications to Chevron's Tank Field Support Systems shall be allocated between Chevron and HECO on a pro-rata basis, determined by the benefits received by each party. The cost of additions and modifications to the BPTF shall be determined in accordance with Section 5.2.A. (iii). Any allocation of costs to HECO exceeding one hundred thousand dollars ($100,000) requires HECO's consent HECO's approval will be granted to Chevron by default if HECO does not give Chevron its decision within 10 business days after receiving written notification from Chevron for the matter in question. The notification from Chevron shall include the information necessary to make a reasonable determination on the matter in question.


Section 5.1.D  Additional Services

If at any time HECO desires Chevron to provide services in addition to those described in Section 5.1.B, said additional services must be acceptable to Chevron. HECO shall pay Chevron an additional fee for the additional services, as determined in accordance with Section 5.2.B.


Section 5.2: Compensation

Section 5.2.A: Base Compensation

As compensation for the operation and maintenance of HECO's BPTF in accordance with the terms and conditions hereof, HECO shall pay to Chevron the following fees:

     (i) A Base Fee of [---] per month; [---] of which is to cover normal operation, maintenance and services which shall be subject to adjustment quarterly beginning January 1, 1998, in accordance with factor "An" defined in Addendum 1 attached; and [---] of which is a monthly management fee which shall not be subject to adjustment during the term of this Contract.

(ii) Monthly steam costs for heating fuel in tankage and piping and through heat exchangers for pumping. A portion of the low pressure steam shall be exchanged with the steam used by HECO for Chevron pursuant to Section 6.4.A. The remaining portion, if any, shall be charged at [---] per 1000 pounds, and shall be adjusted each month in accordance with the ratio of the then-current LSFO price within the Chevron-HECO LSFO Supply Contract, divided by $15.50.

(iii) The cost of any complete replacement of HECO's equipment, or any partial replacement of HECO's equipment, in which the cost exceeds Ten Thousand Dollars ($10,000) per incident; and any costs incurred by Chevron for additions or modifications to HECO's BPTF or Chevron's Tankfield Support System, as described in Section 5.1.C. These costs shall be determined as follows:

   a) [---] Reasonable Costs for maintenance materials. Material costs include all taxes paid on material purchased.

   b) [---] Reasonable Costs for labor which includes direct supervision and technical support, whether contract labor charges or Chevron's labor rate at equivalent Contractor's labor rate, including overheads and benefits. The term "Contractor" shall mean a mechanical contractor properly licensed in the State of Hawaii, which Contractor shall be experienced in the type of work to be done and shall be chosen at the sole discretion of Chevron.

   c) [---] Reasonable Costs for direct costs, including but not limited to, such items as equipment usage charges (whether Contractor's or Chevron's at equivalent Contractor rates), permits and consulting fees.

   d) All proposed work in this Section 5.2.A(iii) that has not been budgeted per Article 3A contained herein must be approved by HECO, whose approval shall not be unreasonably withheld. HECO will give Chevron either its approval or a reason why HECO is denying its approval within 10 business days upon receiving written notification from Chevron requesting approval from HECO for the proposed work to commence. HECO's approval will be granted to Chevron by default if HECO does not give Chevron its decision within 10 business days after receiving written notification from Chevron for the matter in question.

   e) HECO may request, and Chevron may not unreasonably withhold approval for HECO to perform itself all maintenance and construction work on the BPTF in lieu of paying Chevron a maintenance charge per this section 5.2A
       (iii) for similar work which value would be in excess of $10,000 per year. Chevron shall give sufficient notice to HECO of maintenance or construction work to be performed so that HECO may exercise its option. Chevron shall give HECO at least 30 Days notice when practicable of unbudgeted maintenance or construction projects of $10,000 or more so that HECO may exercise its option. HECO must inform Chevron within 10 business days of such notice if it wishes to exercise its option or it will lose its ability to exercise the option. Chevron reserves the right to provide an on-site representative to be charged per Section 3.3.C (ii) to monitor the work and maintain applicable records.


Section 5.2.B:  Determination of Fees for Additional Operation and Maintenance

The amount of the additional fee paid by HECO to Chevron for the operation and maintenance of such additional facilities or modifications described in Section 5.1.C and such additional services described in Section 5.1.D shall be negotiated by HECO and Chevron. If the parties fail to agree upon a new fee within 90 days from date of notice, such new fee shall be determined by arbitration to be conducted in accordance with the rules of the American Arbitration Association then obtaining. The dispute shall be heard by three arbitrators, and the cost of the arbitrators shall be shared equally between HECO and Chevron. Each party shall pay its own legal costs. The arbitration shall be held in Honolulu, Hawaii, however the selection of arbitrators may not be limited to Hawaii.

The sole purpose of the arbitration shall be to determine an additional fee for the expense to Chevron in the performance of its services under Sections 5.1.C and 5.1.D hereto.


Section 5.2.C:  Invoices and Payment

Chevron will issue invoices for each month's Base Fee on the fifteenth day of the current month. Chevron will issue invoices for the monthly steam costs and the costs for the replacements, additions and modifications under Section 5.2.A.
(iii) in the month following the month in which these costs are incurred. HECO will pay these invoices in accordance with Article 9.


Section 5.2D: Chevron's Operating and Maintenance Offset

Not withstanding Article 17, if an oil spill occurs, for which oil HECO has risk of loss pursuant to Sections 4.4 or 5.4, at HECO's BPTF because one of its tanks was overfilled due to Chevron's negligence, Chevron shall credit HECO's Facility Charge Account for an amount which equals the lesser of (1) [---] of the Site Remediation Costs and (2) [---] per incident; provided, however, Chevron's payment under this Section 5.2.D shall not be limited where such expenses are attributable to Chevron's [---] negligence or [---] misconduct.

Chevron shall credit HECO's Facility Charge Account per this Section 5.2.D in the month following the month the expenses are incurred.

Section 5.3: Reports

Chevron shall provide HECO with monthly summaries within 10 days following the end of each month during the term hereof describing the following:

     (1) Analysis of samples of each stock transferred in or out of HECO's BPTF in accordance with Addendum 2 attached,

     (2)  Summary of maintenance performed during the month.

     (3) Chevron shall report to HECO "stock summaries" or tank gauging records for each tank, showing volumes, times, dates, sources, and destinations of stock movements at intervals not to exceed 2 working days,

     (4) Chevron will report to HECO as soon as practicable but in no case more than 24 hours from the time of occurrence, the volumes drained, spilled or lost from HECO's BPTF.


Section 5.4: Title and Risk of Loss

Title and risk of loss of LSFO blend stock imported by Chevron and stored in HECO's BPTF shall remain with Chevron until blended to LSFO which is in conformance with addendum 2, where upon verification by Chevron lab test (and as specified in the LSFO Fuel Supply Contract of even date herewith and subject to HECO's timely verification, or at HECO's option, HECO's verbal notice to Chevron allowing release for shipment prior to verification), title and risk of loss shall pass to HECO. Title and risk of loss to the LSFO Blend Stock imported by HECO and stored in HECO's BPTF shall at all times remain with HECO. HECO shall bear the risk of loss or damage to HECO's petroleum products unless such loss or damage is due to the [---] negligence or [---] misconduct of Chevron, its employees, or its contractors.


Section 5.5: Insurance

HECO shall maintain at its own expense during the term hereof insurance, in respect of business, and all activities on or about or in connection with HECO's Tank Field Facilities, of the types and in the minimum amounts described generally as follows:

     (A) Commercial Liability Insurance including Bodily Injury and Property Damage Insurance (also including explosion hazard) affording premises, products, completed operations, contractual and contingent liability (with respect to subcontractors) coverage of not less one million dollars ($1,000,000) combined single limit per occurrence for bodily injury and property damage.

     (B) A first excess policy over the above Commercial Liability Insurance policy with limits of not less than five million dollars ($5,000,000) combined single limit.

     (C) Fire insurance of not less than the value of HECO's tanks plus HECO's inventory of fuel therein from time to time to insure property owned by HECO which is in the care, custody and control of Chevron. Such insurance shall contain a clause waiving subrogation to any rights of HECO against Chevron in the event of loss.

The insurance provided above shall include Chevron and its affiliated companies named as additional insured, it being the intention of the parties that the insurance so affected shall protect both HECO and Chevron and be the primary insurance for any and all losses in respect of business and all activities on or about or in connection with, during the term of this Contract and any extensions thereof unless such losses or activities are a result of the [---] negligence of Chevron as provided herein with respect to the activity that is the subject of the respective insurance claim. HECO shall furnish certificates satisfactory to Chevron as evidence of such insurance. The insurance shall contain provisions that no cancellation or material changes in any policy shall become effective except upon thirty days' written notice to Chevron.


Section 5.6: Barbers Point Site Remediation

a)   Responsibilities

     If requested by HECO, Chevron shall perform all Site Remediation relating to any release, discharge, spill or threat thereof, occurring from any leak, rupture or other incident to HECO's BPTF. All Site Remediation Costs incurred by Chevron for any such Site Remediation shall be entirely for the account of HECO and invoices for such Site Remediation will be rendered by Chevron in accordance with Article 9 of this Contract; provided however, HECO shall have no obligation to pay for any portion of Site Remediation Costs caused by the [---] negligence or [---] misconduct of Chevron, its employees, and contractors.

b)   Chevron Giving HECO Open Access to Records

     Given the nature of Site Remediation activity that typically requires prompt action, Chevron shall use reasonable efforts to provide HECO with open access to all records in a reasonably timely manner which contain information about: (1) any written communication received by Chevron from any agency regarding any discharge, spill or release of product, (2) notice of any demand, claim or suit regarding same, for which HECO may be responsible, and (3) all invoice data and operating/field information pertinent to Site Remediation activities which should reasonably be documented in monitoring Site Remediation activities.

  c) See Definitions for a definition of Site Remediation as described above.

  d) Chevron shall use reasonable efforts to give HECO access to all Site Remediation related meetings and activities and all individuals involved therewith.

  e) If, at any time, HECO determines that Chevron or its agents should discontinue Site Remediation activities, HECO shall so notify Chevron or its agent and thereafter Chevron or its agent shall have no right to continue said activities at HECO's expense; however such notification shall not affect any liability of HECO to Chevron or any third parties, including, but not limited to government agencies.

  f) The provisions of this Section 5.6 shall survive the termination of this contract to the extent they apply to events which occurred during the term of this contract.


                ARTICLE 6: Waiau - Barbers Point Steam Exchange

Section 6.1: Facilities

Chevron has facilities at Waiau ("Waiau Reheat Station") to reheat Chevron's and HECO's fuel oil being transported, respectively, to Chevron's marine terminal at Honolulu and to HECO's tank field at Iwilei. HECO has facilities at Waiau ("Waiau Steam System") to provide 6,000 pounds per hour of 60 Pounds Per Square Inch Absolute ("PSIA") saturated steam to the plot limit of the Waiau Reheat Station. HECO and Chevron agree that the Waiau Steam System includes only the facilities listed in Addendum 6 attached.


Section 6.2: Services

HECO and Chevron agree that HECO shall operate and maintain the Waiau Steam System and provide steam to Chevron at the steam and condensate flanges at the plot limit of the Waiau Reheat Station. HECO shall operate and maintain the Waiau Steam System in accordance with generally accepted industry practice and shall provide for the accurate measurement of steam delivered to Chevron. HECO will have the capability of delivering to Chevron at the Waiau Reheat Station 6,000 pounds per hour of 60 Pounds Per Square Inch Absolute ("PSIA") saturated steam at any time upon two hours prior request to HECO. If at any time HECO is unable or anticipates it may be unable to deliver the requested steam, it shall promptly notify Chevron. HECO shall also provide Chevron at least 72 hours prior notice of planned outages. In addition, HECO shall notify Chevron of any unplanned outages or failure within two hours of such occurrence. HECO shall not be held liable for any damages to the Waiau Reheat Station due to any outage, scheduled or unscheduled, where the steam supplied to the reheat station is terminated.


Section 6.3: Measurement of Chevron's Steam Consumption

Section 6.3.A: Steam Flow Meter Operable

Chevron's steam consumption shall be measured as determined by the Waiau Steam System steam flow meter. HECO shall take and record meter readings at the beginning and the end of each month. HECO shall transmit monthly readings to Chevron's Barbers Point Refinery Financial Accounting Department within five working days of the month's end. HECO will keep the steam flow charts at Waiau for 12 months and if requested will send copies to Chevron. Chevron has the right to witness HECO's calibration of the Waiau Steam System steam meter and to receive supporting documentation.


Section 6.3.B: Steam Flow Meter Inoperable

In the event steam is delivered to Chevron at a time when the Waiau Steam System steam flow meter is malfunctioning, or in the event HECO, in its sole discretion, chooses not to maintain and operate its Steam Flow Meter, Chevron's steam usage during that period shall be determined by multiplying the sum of the total Physical Barrels of LSFO transported to Iwilei during the period of meter malfunction and the sum of the total Physical Barrels of Warm Up Stock and Line Displacement Stock that is heated at the Waiau Reheat Station and the total Physical Barrels of Chevron Industrial Fuel Oil No. 6 ("CIFO") transported to Chevron's marine terminal at Honolulu during the period of meter malfunction by
7.2 pounds of steam used per Physical Barrel of petroleum product delivered. Quantities of such LSFO and CIFO shall be submitted to HECO within five working days from the billing month's end.


Section 6.4: Compensation

Chevron shall compensate HECO for the operation and maintenance of the Waiau Steam System in the following manner:

     (A) Low pressure steam shall be exchanged with steam used by Chevron for HECO pursuant to Section 5.2.A.(ii). If HECO provides more steam herein than Chevron provides under Section 5.2.A.(ii), HECO may charge such excess at the rates set forth in Section 5.2.A (ii).

     (B) Any costs incurred by HECO for additions or modifications to the Waiau Steam System that may be required by Chevron.

     (C) The cost of any complete or partial replacement of the Waiau Steam System equipment costing more than $1,000. Said replacements to be approved by Chevron.

     (D) HECO will issue invoices for the monthly steam costs and the costs for the replacements, additions and modifications under Section 6.4 in the month following the month in which these costs are incurred. Chevron will pay these invoices via Chevron company check which will be issued in accordance with Section 9.2.


                 ARTICLE 7: Measurement of Quantity and Quality

Section 7.1: Measurement of Quantity

Quantities of LSFO, Warm Up Stock, and Line Displacement Stock delivered under this Contract shall be determined at the time of transport by gauging the following shore tanks before and after such delivery:

     (A) Quantities delivered from Chevron tanks shall be determined by gauging such tanks.

     (B) Quantities delivered from HECO's tanks or marine vessels shall be determined by gauging HECO's tanks.

     (C) Quantities delivered from HECO's marine vessels into Chevron's tanks shall be determined by gauging Chevron's tanks.

For transfers from shore tanks, measurements shall be taken by Chevron or Chevron's agent and witnessed by HECO or HECO's agent. However, at HECO's option, measurements may be taken by a mutually agreed upon Independent Inspector at both delivery and receiving facilities. If a mutually agreed upon Independent Inspector is used, Chevron and HECO shall share equally the cost of such independent inspections. For transfers from HECO's vessels, measurements shall be taken under the supervision of an Independent Inspector, whose costs shall be for HECO. Volumes delivered hereunder shall be converted to 60 degrees F, using the latest revision of ASTM Table 6.


Section 7.2: Determination of Quality

The quality of fuel transported to HECO shall be determined on the basis of samples drawn in such a manner as to be representative of each individual transport. For transfers from shore tanks, samples shall be drawn by Chevron from the shore tanks prior to transport. For transfers from HECO's vessels, samples shall be drawn by or under the supervision of an Independent Inspector, whose costs shall be for HECO. Samples shall be divided into two parts. One part shall be used by Chevron to determine qualities according to Addendum 2 attached. The other part shall be sealed and retained separately by HECO.


Section 7.3:  Disputes of Quality and Quantity

If Chevron or HECO has reason to believe that the quality or quantity of product stated for a particular transport per Sections 7.1 or 7.2 is incorrect, that party shall within sixty days of the transport date, present the other party with documentation supporting such determination and the parties will confer, in good faith, on the causes for the discrepancy and shall proceed to correct such causes and adjust the quality and quantity, if justified, for the transports in question.


           ARTICLE 8: Line Displacement Stock and Line Warm Up Stock

HECO shall purchase from Chevron the Line Displacement Stock and Line Warm Up Stock that is required for Chevron to initiate and complete the deliveries of LSFO and received into HECO's tankage at Kahe, Waiau and Iwilei. The price of No. 2 diesel fuel or No. 6 fuel oil used as Line Displacement Stock shall be the then-current pricing for the fuel comprising the Line Displacement Stock in Chevron's LSFO Fuel Supply Contract with HECO and HECO's affiliates on a FOB Refinery basis, if such a supply contract is in effect; otherwise its price shall be the then-current Honolulu posted price for such fuel, less normally available discounts, if any, at the time of purchase. The price of No. 5 fuel oil used as Line Displacement Stock shall be the sum of 40% of the then-current No. 2 diesel fuel pricing and 60% of the then-current No. 6 fuel oil pricing in Chevron's LSFO Fuel Supply Contract with HECO and HECO's affiliates, if such a supply contract is in effect; otherwise its price shall be the then-current Honolulu posted price for No. 5 fuel oil, less normally available discounts, if any, at the time of purchase.

The line displacement and warm up operations shall be performed with Line Displacement Stock and Warm Up Stock of a sufficiently good quality and in such a manner that the Line Displacement and Warm Up operations do not result in noncompliance with the specifications listed in Addendum 2 for the delivered product that would otherwise be in compliance.


                        ARTICLE 9: Invoicing and Payment

Section 9.1: Invoices

Invoices for the services performed pursuant to Articles 3, 4, 5, and 6 and for Line Displacement Stock sold will be prepared and dated following delivery and shall be rendered from time to time each calendar month. The invoices shall be supported by such documentation to allow easy verification of the charges therein.

Section 9.2: Payments

Payment of any invoices issued pursuant to this contract shall be made in U.S. dollars. Timing of payments of sales and deliveries received shall be based upon the invoice issue date, which shall be the invoice date or postmarked mailing date of the invoice, whichever is later, as follows:

     (A) Payment for a received invoice dated from the 1st through the 10th of a month is due on the 20th of the same month.

     (B) Payment for a received invoice dated from the 11th through the 20th of a month is due by the last day of the same month.

     (C) Payment for a received invoice dated from the 21st through the last day of the month is due on the 10th day of the following month.

Due dates are the dates payments are to reach the other party. If the due date falls on a Saturday, the payment shall be received on the preceding business day. If such date falls on a Sunday or a holiday, payment shall be received the following business day.


Section  9.3: Method of Payment

Payments shall be by bank wire transfer of immediately available funds to:
                    Chevron Products Company,
                        a division of Chevron U.S.A. Inc
                            Account Number 59-51755
                  First National Bank of Chicago, Chicago, IL
                             ABA Ref. No. 071000013

     For identification purposes, all wires must clearly indicate that payment is being made by order of HECO and provide the invoice reference number. In addition, written documentation evidencing specific invoices being paid shall be immediately forwarded to:

                            Utility Fuel Receivables
                           Chevron Products Company,
                        a division of Chevron U.S.A. Inc
                            P.O. Box 7006, Room 2228
                     San Francisco, California  94120-7006
                              Fax:  (415) 894-1195

                               ARTICLE 10: Audits

Section 10.1:   Audits Requiring Non-Confidential Information

On request of HECO, Chevron shall furnish to HECO such full and complete documentation as HECO reasonably shall require in order to satisfy itself that data used by Chevron to establish all amounts charged hereunder are accurate.


Section 10.2:   Audits Requiring Confidential Information

Notwithstanding the foregoing, in order to preserve the confidentiality of certain information not generally available, Chevron may elect to furnish some or all of such documentation to an independent auditor chosen by Chevron and HECO. In such an event, Chevron and HECO shall meet promptly to provide mutually satisfactory instructions to such auditor as to the facts to be verified in order to establish the accuracy of data used by Chevron to establish such charges. Chevron and HECO shall share equally the cost of such independent verification of the accuracy of data used by Chevron.


Section 10.3:   Independent Audits Using Non-Confidential Information

In addition to the foregoing, HECO shall have the right to utilize such auditor at HECO's sole cost and expense to further certify the accuracy of any generally available information, and the accuracy of any and all amounts charged hereunder providing such auditor shall continue to be under the duty to Chevron to preserve the confidentiality of information furnished to it by Chevron.


Section 10.4:   Adjustments From Audit Findings

Any findings of inaccuracies from the audits under Sections 10.1 and 10.3, including but not limited to billings, shall be resolved between the parties by negotiation, and failing resolution by arbitration, and appropriate adjustments to the charges shall be made. Any findings of inaccuracies from the audits under Section 10.2 shall be accepted by the parties and appropriate adjustments to the charges shall be made.


                           ARTICLE 11: Contingencies

Section 11.1: Definition of Contingency

As used in this Article 11, the term "contingency" means:

     (A)  any event reasonably beyond the control of the party affected;

     (B) compliance, voluntary or involuntary, with a direction or request of any government or person reasonably evidencing to act with governmental authority; including that limiting HECO's recovery of all fuel costs incurred under this Contract;

     (C) total or partial expropriation, nationalization, confiscation, requisitioning or abrogation or breach of a government contract or concession;

     (D) closing, or restriction on the use of, a port or pipeline;

     (E) maritime peril (including but not limited to, negligence in navigation or management of vessel, collision, stranding, destruction, or loss of vessel), storm, earthquake, flood;

     (F)  accident, fire, explosion;

     (G) hostilities or war (declared or undeclared), embargo, blockage, riot, civil unrest, sabotage, revolution, insurrection;

     (H) strike or other labor difficulty (whomsoever's employees are involved), even though the strike or other labor difficulty could be settled by acceding to the demands of a labor group;

     (I) loss or shortage of production, manufacturing, power generation or distribution, transportation, delivery or receiving facilities, equipment, labor or material caused by circumstances not due to the affected party's lack of diligence.


Section 11.2: Relief of Obligations

Any obligation of either party under this Contract shall be excused only to the extent and for the period that such party's inability to perform is caused by a contingency event. The party so excused shall make all reasonable efforts, including all reasonable expenditures of necessary funds to cure, mitigate, or remedy a contingency event. Any payment due as compensation for the obligation so excused shall also be excused to the extent and for so long as the obligation is not performed due to a contingency event.


Section 11.3: Pricing Affected By Government Direction

If at any time any price determined under this Contract cannot be given effect because to do so would violate a direction or request of any government or person acting with government authority, HECO and Chevron shall attempt to agree on an alternate course of action but failing agreement within 10 days the party adversely affected may suspend performance with respect to the services or use of facilities affected by the direction or request.

Section 11.4  Event of Sale or Cessation of Chevron's Operations

Chevron shall have the right to terminate this Contract in the event :

        1. The ownership and operation of its refining and delivery facilities in Hawaii are transferred to an entity other than an affiliate; or

        2. Chevron ceases Crude Unit Distillation operations at its Refinery or products delivery systems in Hawaii.

Chevron shall give Buyer 6 months written notice of its change in obligation due to the contingencies in this Section 11.4.


Section 11.5  Event of Sale or Cessation of  HECO's Operations

HECO's obligations under this Contract shall be contingent and HECO shall have the right to terminate this Contract in the event :

        1. The ownership and operation of its power generation or its power delivery facilities in Hawaii are transferred to an entity other than an affiliate; or

        2. HECO ceases operations at its electrical power plants at Waiau and Honolulu.

HECO shall give Buyer 6 months written notice of its change in obligation due to the contingencies in this Section 11.5 .


                 ARTICLE 12: Effect of Suspension or Reduction

Section 12.1: Notice of Suspension or Reduction

Any party which relies upon Sections 11.1 through 11.3 shall give the other party prompt notice thereof specifying the anticipated amount and duration of any suspension or reduction of services provided or received, or the use of facilities. It shall also give prompt notice when it no longer expects to rely on Sections 11.1 through 11.3, and services provided or received and use of facilities shall be reinstated subject to all conditions of this Contract, unless this Contract has been terminated previously in accordance with this Contract.

Section 12.2: Chevron's and HECO's Rights During Suspension or Reduction

While services or the use of facilities are suspended or reduced by one party pursuant to Sections 11.1 through 11.3, it shall not be a breach of this Contract for the other party to use the services or facilities of a third party. After any suspension or reduction has ended, there shall be no obligation on either party to make up for the services or facility usage not provided or used during the suspension or reduction.


Section 12.3: Termination Rights

If services and the use of facilities are suspended under Article 11 for more than 180 days, HECO or Chevron shall then have the option while such suspension continues to terminate its obligations to the other party under this Contract on 30 Days notice to the other party.


Section 12.4: Payment for Services and Facility Usage Provided

Nothing in Sections 11.1 through 11.3 nor Section 12.3 shall relieve HECO or Chevron of the obligation to pay in full in United States currency for the services and the use of facilities actually provided hereunder and for other amounts due by one party to the other under this Contract.


                    ARTICLE 13: Waiver and Non-Assignability

Section 13.1: Waiver

Waiver by one party of the other's breach of any provision of this Contract shall not be deemed a waiver of any subsequent or continuing breach of such provisions or of the breach of any other provision or provisions hereof.


Section 13.2: Non-Assignability

This Contract shall not be assignable by either party without the written consent of the other, which shall not be unreasonably withheld, except that either party may assign this Contract to any affiliate, provided that any such assignment shall not release that party from any of its obligations hereunder, and except that HECO may assign this Contract to the Trustee under its First Mortgage Bond Indentures. Neither party, by agreement to such an assignment, waives any right it may have to terminate this Contract for any breach hereof occurring at any time before or after any such assignment or release the other party of any obligations arising under this Contract after any such assignment. Following any such assignment, no further assignment may be made without the consent of Chevron.

Section 13.3: Definitions

In Articles 13, l5 and 17, "affiliate" shall mean any corporation controlling, controlled by or under common control, with either Chevron or HECO. "Control" of a corporation shall mean ownership, directly or indirectly, of at least 50% of the voting shares of such corporation.


                              ARTICLE 14: Default

Section 14.1: Default

If HECO or Chevron considers the other party to be in default in any obligation under this Contract, such party shall give the other party notice thereof. Such other party shall then have 30 Days in which to remedy such default. If the default is not cured, the other party may, without prejudice to any other right or remedy of such party in respect of such breach, terminate its obligations under this Contract by 45 Days notice to the party in breach. Any termination shall be without prejudice to accrued rights. All rights and remedies hereunder are independent of each other and election of one remedy shall not exclude another. In no event shall either party be liable for prospective profits or special, indirect or consequential damages.


Section 14.2: Termination Rights

If one party fails to perform any obligation under Articles 3, 4, 5 and 6 of this Contract, and such failure is not cured within 30 Days after written notice thereof is given by the other party, the other party may give notice to the first party terminating the parties' rights and obligations under those Articles immediately.


                        ARTICLE 15: Conflict of Interest

Conflicts of interest related to this Contract are strictly prohibited. Except as otherwise expressly provided herein, neither party nor any director, employee or agent of a party shall give to or receive from any director, employee or agent of the other party any gift, entertainment or other favor of significant value, or any commission, fee or rebate. Likewise, neither party nor any director, employee or agent of a party shall enter into any business arrangement with any director, employee or agent of the other party or any affiliate, unless such person is acting for and on behalf of the other party, without prior written notification thereof to the other party.

In the event of any violation of this Article 15, including any violation occurring prior to the date of this Contract which resulted directly or indirectly in one party's consent to enter into this Contract with the other party, such other party may at its sole option terminate this Contract at any time and, except for obligations to pay in full in United States currency for the outstanding payment obligations hereunder, shall be relieved of any further obligation under this Contract.

Both parties agree to immediately notify the other of any known violation of this Article.


                           ARTICLE 16: Applicable Law

This Contract shall be construed in accordance with, and all disputes arising hereunder shall be determined in accordance with, the local law of the State of Hawaii, U.S.A.


                             ARTICLE 17: Indemnity

Section 17.1   HECO indemnifies Chevron

[---]

        (i)    [---]
        (ii)   [---]
        (iii)  [---]
        (iv)   [---]

[---]


Section 17.2  Chevron imdenifies HECO

[---] Chevron agrees to release, defend indemnify and hold harmless, HECO and its officers, directors, agents, employees and invitees from and against all claims, losses, damages, expenses, costs and liability (including attorneys fees and costs of litigation), including without limitation for injuries to or deaths of persons or damage to property (including LSFO, its components, Line Displacement Stock, Warm Up Stock, risk of loss which is in HECO), but excluding consequential damages or punitive damages (other than punitive damages actually paid by HECO to a third party), arising or resulting from or related in any manner whatsoever to:

(i) the operation and maintenance of the Pipelines, BPTF and Marine Facilities by Chevron hereunder, to the extent such claims, losses, damages, expenses, costs and liability, including without limitation for injuries to or deaths of persons or damage to property (including LSFO, its components, Line Displacement Stock, Warm Up Stock, risk of loss which is in HECO), are caused by the negligence or willful misconduct of, respectively, Chevron, or its officers, directors, agents, employees and invitees,

(ii) any loss, release, discharge, spill, or threat thereof, of any petroleum product for which Chevron has risk of loss, occurring from any leak, or other incident except to the extent such claims, losses, damages, expenses, costs and liability, including without limitation for injuries to or deaths of persons or damage to property (including LSFO, its components, Line Displacement Stock, Warm Up Stock, risk of loss which is in HECO), are caused by the gross negligence or willful misconduct of, respectively, HECO, or its officers, directors, agents, employees and invitees,

(iii) any LSFO, its components, Line Displacement Stock, Warm Up Stock, the risk of loss of which is with Chevron), which does not meet specifications or is contaminated, except to the extent such off spec or contaminated products, claims, losses, damages, expenses, costs and liability, including without limitation for injuries to or deaths of persons or damage to property (including LSFO, its components, Line Displacement Stock, Warm Up Stock, risk of loss which is in HECO), are caused by the gross negligence or willful misconduct of, respectively, HECO, or its officers, directors, agents, employees and invitees, or

(iv) any LSFO, its components, Line Displacement Stock, Warm Up Stock, the risk of loss of which is with HECO, which does not meet specifications or is contaminated, to the extent such off spec or contaminated products, claims, losses, damages, expenses, costs and liability, including without limitation for injuries to or deaths of persons or damage to property (including LSFO, its components, Line Displacement Stock, Warm Up Stock, risk of loss which is in HECO), are caused by the negligence or willful misconduct of, respectively, Chevron, or its officers, directors, agents, employees and invitees.

HECO agrees to promptly notify Chevron of any claim, loss, cost, damages, expense or liability and to provide Chevron reasonable information and assistance related to any claim or action of the defense thereof.

Section 17.3   Provision Survival

The provisions of this Article 17 shall survive the termination of this Contract to the extent that they apply to events which occurred during the term of this contract.


                     ARTICLE 18: Public Utility Commission

Section 18.1  Approval

This Contract is required to be filed with the Hawaii Public Utilities Commission ("PUC") for approval. If in the proceedings initiated as a result of the filing of this Contract the PUC disapproves or fails to authorize the full recovery of the fuel costs incurred under this Contract through HECO's "Energy Cost Adjustment Clause", HECO may terminate this Contract by 30-days' written notice to Chevron.


Section 18.2   Use as a Public Utility.

No use of the pipelines, facilities or equipment owned by Chevron and used in connection with this Agreement shall be construed as having been dedicated by Chevron to a public use and it is hereby acknowledged by the parties that Chevron retains the exclusive right to determine who other than the parties to this agreement shall use said pipelines, facilities, and equipment.


                           ARTICLE 19: Miscellaneous

Section 19.1: Headings

Headings of the Articles and Sections are for convenient reference only and are not to be considered part of this Contract.


Section 19.2: Entire Agreement

This document contains the entire agreement between the parties covering the subject matter and cancels, as of the effective date hereof, all prior agreements of any kind between the parties covering such subject matter and any amendments thereto. There are no other agreements which constitute any part of the consideration for, or any condition to, either party's compliance with its obligations under this Contract.

Section 19.3: Contract is Not an Asset

This Contract shall not be deemed to be an asset in, and, at the option of a party, shall terminate in the event of any voluntary or involuntary receivership, bankruptcy or insolvency proceedings affecting the other party.


Section 19.4: Notices

Except as otherwise expressly provided herein, all notices shall be given in writing, by letter, facsimile, or electronic mail, to the following addresses, or such other address as the parties may designate by notice, and shall be deemed given upon receipt.

               Chevron: Manager, Petroleum Coke, Heavy Fuels & Sulfur Chevron Products Company, a division of Chevron U.S.A. Inc
                         P.O. Box 7006
                         San Francisco, CA  94120-7006
                         Facsimile:  (415) 894-1195

               HECO: Manager, Power Supply Services Department Hawaiian Electric Company, Inc.
                         Box 2750
                         Honolulu, HI  96840-0001
                         Facsimile:  (808) 543-7788


Section 19.5:  Severability

If any term or provision, or any part of any term or provision, of this Contract is held by any court or other competent authority to be illegal or unenforceable, the remaining terms, provisions, rights and obligations shall not be affected.


Section 19.6:  Successors and Assigns

This Contract shall inure to the benefit of and be binding upon the parties hereto, their successors and permitted assigns.


Section 19.7:  Consequential Damages

In no event shall either party be liable for any indirect, consequential, special or incidental damages of any kind whether based in contract, tort (including without limitation negligence or strict liability), warranty or otherwise.

Section 19.8:  Termination of Prior Agreement

As of the Effective Date, this Contract hereby supersedes that certain Facilities and Operating Contract between the parties dated November 20, 1995, and all amendments thereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Facilities and Operating Contract dated as of the date first herein above written.


CHEVRON PRODUCTS COMPANY,                           HAWAIIAN ELECTRIC
A DIVISION OF CHEVRON U.S.A. INC                    COMPANY, INC.



By:    /s/ Phillip H. Fisher                    By: /s/ Edward Y. Hirata
     -----------------------                       ----------------------

     Phillip H. Fisher                                  Edward Y. Hirata
                                                     ----------------------
                                                    (Printed or Typed Name )

 Its Manager, Petroleum Coke,                 Its:   Vice President,
     Heavy Fuels & Sulfur                           --------------------
                                                      Regulatory Affairs



                                              By:  /s/ Marvin A. Hawthorne
                                                   -----------------------

                                                    Marvin A. Hawthorne
                                                    -------------------
                                                   (Printed or Typed Name )

                                              Its:   Assistant Treasurer
                                                    ---------------------

                                   ADDENDUM 1

               Adjustment Factors for Adjustable Charges and Fees


The various adjustable charges and fees of Articles 3, 4, 5, and 6 of this Contract shall be adjusted as described therein based on the following factors.


     Section l:  Labor Adjustment, "An"
     ----------------------------------

The labor adjustment factor, An, shall be defined as:

The arithmetic average of the hourly earnings in dollars per hour for the petroleum and coal products industry as shown in the "Employment and Earning" publication of the U.S. Department of Labor, Bureau of Labor Statistics, for the three months of the second calendar quarter immediately preceding the calendar quarter of the month in which services are rendered, divided by the arithmetic average of the hourly earnings in dollars per hour for the petroleum and coal products industry as shown in the "Employment and Earning" publication of the U.S. Department of Labor, Bureau of Labor statistics, for the months October through December 1996 (19.76).


     Section 2:  Industrial Commodities Adjustment, "Bn"
     ---------------------------------------------------

The industrial commodities adjustment factor, Bn, shall be defined as:

The arithmetic average of the Producer Price Index (PPI) for Industrial Commodities as published by the U.S. Department of Labor, Bureau of Labor Statistics, for the three months of the second calendar quarter immediately preceding the calendar quarter of the month in which services are rendered, divided by the arithmetic average of the Producer Price Index (PPI) for Industrial Commodities as published by the U.S. Department of Labor, Bureau of Labor Statistics, for the months October through December 1996 (128.0)


     Section 3:  Fuels and Power Adjustment, "Cn"
     --------------------------------------------

The fuels and power adjustment factor, Cn, shall be defined as:

The arithmetic average of the Producer Price Index (PPI) for Fuels and Power (Code 5), as published by the U.S. Department of Labor Bureau of Labor Statistics, for the three months of the second calendar quarter immediately preceding the calendar quarter of the month in which services are rendered, divided by the arithmetic average of the Producer Price Index (PPI) for Fuels and Power (Code 5), as published by the U.S. Department of Labor, Bureau of Labor Statistics, for the months October through December 1996 (88.9).

                                   ADDENDUM 2

                                    Quality


The LSFO transported hereunder shall be analyzed for the following qualities. HECO's LSFO specifications are shown for reference.

                                                  HECO Reference
                        ASTM Test                 Specification
LSFO specification       method        Units          Limits
------------------      ---------      -----      --------------

API Gravity               D4052        Deg            12 min
                                                      24 max

Sulfur                    D4292        Wt %          0.50 max

Flash Point (1)            D93        Deg F          150 min

Pour Point                 D97        Deg F          125 max

Viscosity                 D445        SSU at         l00 min
                                    210 Deg F        450 max

Ash                       D482         Wt %          0.05 max

Gross Heating             D240      MM BTU/Bbl      6.000 min
  Value

Nitrogen                  D4629        Wt %          0.50 max

Water & Sediment          D1796        Wt %          0.50 max

Note: (1) Flash point shall be at least 50 degrees F above the pour point or 150 degrees F, whichever is greater.

                                   ADDENDUM 3

                     Chevron's Mooring and Submarine Lines


1.   Geographical Description of Mooring Area

     Chevron U.S.A. Inc., Hawaiian Refinery has been granted the use of the following anchorage for its Barbers Point Offshore Tanker Terminal:

          The waters of the Pacific Ocean within an area beginning at a point in latitude 21 degree 16' 58" N and longitude 158 degree 04' 39" W, thence on a bearing of 090 degree true, 850 yards, thence on a bearing of 180 degree true, 450 yards, thence on a bearing of 270 degree true, 850 yards, thence on a bearing of 000 degree true, 450 yards to the point of beginning.

     The center of the above described area is on an "approximate" bearing of 119 degree true, 2.3 miles from the Barbers Point light. Four corners of the area are marked by buoys. The two southerly corners of the area are marked by lighted buoys which are painted yellow and are in 84 feet of water. The northerly corners of the area are marked by a white spar buoys and are in 66 feet of water. The northwesterly corner of the area is unmarked. The area is designated as area "C" on the chart attached hereto this Addendum 3.

     Within the mooring area, there are seven mooring buoys. Vessels moor by using the ship's bow anchors and by running lines to the mooring buoys.

                                 ADDENDUM 4



The terms and conditions of that certain "Chevron Products Company Hawaii Refinery Marine Terminal Manual for Barbers Point Offshore Tanker Terminal, Oahu, Hawaii (revised June 1997)" and as hereinafter revised from time to time, are hereby incorporated herein by reference and made a part hereof.

                                   ADDENDUM 5

                    List of Facilities in HECO's BPTF System and Chevron's Tank Field Support System


Section 1:  HECO's Facilities

  1)   Three LSFO storage tanks.

  2)   Two LSFO feeder pumps (main and spare) with electric drivers.

  3) Jet mixing facilities for all LSFO tanks using feeder pumps as motive force.

  4) Internal tank heaters -- pancake coil tank heaters using low pressure steam.

  5) Tank Gauging System -- compatible with and connected to Chevron's Refinery tank gauging system.

  6) Storm Water Drainage System -- gravity drainage system to drain storm water to Chevron's Refinery tank field impounding basin.

  7) Single dike for area and gravity drainage system to drain a major oil spill to Chevron's Refinery tank field impounding basin.

  8)   Lighting System

  9) Fire Fighting System -- consisting of a looped waterline extending from Chevron's Refinery tank field fire water system.

  10)  Electrical Substation and Electrical Distribution System

  11) Steam Systems -- nominal 40 psig system to supply tank heating coils, steam tracing system and exchangers.

  12) Condensate System -- collection and pumping system to recover and return 100 percent of condensate to Chevron's Refinery condensate system.

  13)  Related Piping Systems --

       a) LSFO -- steam traced and insulated lines needed to receive LSFO into tank field, transfer LSFO from tank to tank, and transfer LSFO to Chevron's Pipeline booster pumps.

       b) Steam and Condensate -- insulated steam and condensate pipelines.

14) Related Pipeline Systems -- that section of pipeline which is connected to BHP, Inc. or other facilities and falls within the legal boundaries of HECO's BPTF.



Section 2:  Chevron's Tank Field Support System

  1) Low Pressure Steam System -- insulated supply line with valves and meter routed from Chevron's Refinery low pressure steam system to HECO's tank field plot limit.

  2) Condensate System -- insulated condensate line with valves routed from HECO's tank field plot limit to Chevron's Refinery condensate system.

  3) Fire Water System -- two supply lines with valves routed from Chevron's Refinery tank field fire water system to HECO's tank field plot limit for HECO's looped fire water system.

  4) Storm Water Drainage System -- system is routed via gravity to Chevron's Refinery tank field impounding basin.

  5) Tank Gauging System -- signals from HECO's tank gauging system are routed to and connected into Chevron's Refinery tank field control house tank gauging system.

  6) LSFO Receiving Line -- steam traced and insulated line with valves routed from Chevron's marine unloading line to HECO's tank field plot limit.

  7) LSFO Delivery Line -- steam traced and insulated line with valves routed from HECO's plot limit to Chevron's pipeline booster pumps' suction manifold.

                                   ADDENDUM 6

                List of Facilities in HECO's Waiau Steam System


  1) Steam Piping -- insulated piping from HECO's Waiau Unit No. 7 and No. 8 reboiler steam system to the plot limit of Chevron's Waiau Reheat Station

  2)      Condensate Inspection Tank

  3)      Two Condensate Drip Pumps

  4)      Steam Flow Meter

  5)      Miscellaneous -- pipeline valves, instrumentation and fittings

                                   APPENDIX 1

               Chevron's and HECO's Fuel Oil Distribution Systems

CHEVRON'S AND HECO'S FUEL OIL DISTRIBUTION SYSTEMS (map)

                                     52ii

TRANSITION FROM REFINERY TO HECO BPTF LSFO TITLE TRANSFER POINT A (diagram)

                                     52iii

TRANSITION FROM REFINERY TO KAHE PIPELINE LSFO TITLE TRANSFER POINT B (diagram)

                                     52iv

TRANSITION FROM REFINERY TO BLACK OIL PIPELINE - LSFO TITLE TRANSFER POINTS AND LINE DISPLACEMENT/WARM-UP OIL RISK OF LOSS (diagram)

                                      52v

TRANSITION FROM BLACK OIL PIPELINE TO WAIAU POWER PLANT DISPLACEMENT TITLE TRANSFER POINT D (WAIAU POWER PLANT) (diagram)

                                     52vi

TRANSITION FROM BLACK OIL PIPELINE TO HECO IWILEI TANK FIELD TITLE TRANSFER POINT D (AT IWILEI TANK FIELD) (diagram)

                                     52vii

TRANSITION FROM BLACK OIL PIPELINE TO HMT - LINE DISPLACEMENT AND WARM UP OIL RISK OF LOSS TRANSFER POINT E (diagram)

                                    52viii

                                   APPENDIX 2

                Summary of Vessel Requirements at Barbers Point


A. Maximum Deadweight Tons - 150,000

B. Maximum Length Overall - 1,000 feet

C. Maximum Draft - 50 feet (a maximum draft of 52 feet may be allowed from about April through about October)

D. Maximum Distance Stern to Center Manifold - 500 feet.



                              GENERAL REQUIREMENTS

E. No cast iron is permitted in vessel's riser valves, pipes and fittings outboard of the last fixed rigid support to the deck.

F. Vessel's port side manifold piping, valves and ancillary equipment necessary to retrieve, secure and release the submarine cargo transfer hose(s), shall be in accordance with the latest edition of the Oil Companies International Marine Forum, OCIMF, Standards for Oil Tanker Manifolds and Associated Equipment, which shall be an integral part of this agreement.

G. All ground tackle must be in good working condition. Vessels up to 50,000 DWT shall have at least l0 shots of chain on each anchor. Vessels over 50,000 DWT shall have at least 12 shots of chain on each anchor.

H. Vessels should be equipped with a searchlight on each bridge wing to assist in illuminating buoys during mooring and unmooring at night.

I. Handling of the submarine cargo transfer hose(s) shall be performed by the vessel's crew under the supervision of a ship's officer as designated by the vessel's master, as directed by the Chevron's Mooring Master in attendance.

J. All vessels shall comply with regulations and procedures set forth in the Marine Terminal Manual for Barbers Point Offshore Tanker Terminal in Oahu, Hawaii in its latest revision, in addition to U.S. Coast Guard and other government regulations. Vessels shall comply with all additions and revisions to the regulations and procedures in the Marine Terminal Manual upon sixty days' written notice or whatever shorter notice is required to comply with a mandate by government authority.

K. All vessels are subject to inspection by Chevron upon arrival to determine their suitability for the berth. Vessels not meeting the standard requirements in the Marine Terminal Manual for Barbers Point Offshore Tanker Terminal in Oahu Hawaii, may be refused for berthing.

L. Vessels may be required to unberth and/or otherwise incur delay during adverse weather conditions. All costs, expenses, etc., or unberthing and reberthing shall be to the vessel's or HECO's account as the case may be.

M. All vessels must have the capability of maintaining at least 30% of vessels DWT at all times while in the berth.


N. Only uncontaminated SBT Ballast may be discharged to sea after a visual inspection of its surface has verifes\ d its integrity.

O. Vessels shall be equipped with seven (7) mooring wires, l000 feet in length and mounted on winches. For vessels up to 70,000 DWT, the wire breaking strength shall be at least 65 metric tons; for vessels over 70,000 DWT, the breaking strength shall be least 75 metric tons. If vessel's wires are used in combination with synthetic tails (pendants), these shall be in good condition and have a breaking strength at least equal to l.25 times that of the wire they serve. In addition, vessels shall be equipped with at least seven (7) synthetic mooring ropes, 720 feet in length, in good condition and with a nominal breaking strength of 75 metric tons. Synthetic mooring ropes should be made of polyester fiber or equivalent Polypropylene and nylon ropes are not acceptable.


P. Winches and fittings must be so placed that mooring wires and synthetic lines can be run as follows:


                                  Port             Center                   Stbd
Main deck fwd                    l each                                    l each
Main deck aft                    l each                                    l each
Poop deck                        l each            l each                  l each


  Each synthetic rope shall be secured to a separate bitt using both horns of the bitt.


  Winch arrangements shall be such that port and starboard mooring wires/ropes may be handled simultaneously.

Q. Portside hose boom and related equipment shall have a minimum safe working
   load capacity of ten long tons   The vessel's hose boom and cargo manifold
   must be able to connect to one 12" over-the-rail hose. Hose boom topping life and runner must be of wire line and not synthetic line.

                                 APPENDIX 3

                 Refinery Operating Standards and Instructions
                              - - - - - - - - - -

A.  Operating Standards
    -------------------

    H-4210 - Operation of the Main Pumphouse - Included by reference in H-4210 are:

         AR-9000 - General Operating Instructions

         AR-9060 - Sampling Oil

         AR-9209 - Breaking Lines

         AR-9220 - Operation of Tanks

         AR-9230 - Gauging Tanks

         AR-9240 - Cleaning Tanks

         AR-9410 - General Pumping Instructions

         AR-9422 - Operation of Centrifugal Pumps and Drivers

         AR-9920 - Safe Practices for Entering and Working in Enclosed Equipment

         AR-9510 - Care and Operation of Refinery Sewers and Draining Systems

         AR-9249 - Precautions in Repairing Tanks

         AR-9900 - Release of Operating Equipment for Mechanical Work

         AR-942l - Care and Operation of Reciprocating Pumps

         H-4050  - Operation of Electrical Distribution System

         AR-9070 - Static Electrical and Lightning Protection

         AR-9710 - Operation of Metering and Control Equipment

         H-9510  - Operation of Drainage and Effluent Treating Systems

B.  Refinery Instructions
    ---------------------

    Ref. Inst. No. 3 - Refinery Security

    Refinery Inst. No. 80 - Good Housekeeping

C.  Emergency Plans and Procedures - Emergency Fire Organization
    --------- ----- --- ----------   --------- ---- ------------

D.  Engineering (Maintenance) Instructions
    ----------- ------------- ------------

    All instructions directly applicable to tank field and pipeline maintenance work.

                                      56